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                           FREEMAN GROWTH PLUS, L.P.
                        LIMITED PARTNERSHIP AGREEMENT

   This LIMITED PARTNERSHIP AGREEMENT ("Partnership Agreement") entered into as of the 22nd day of May, 1986 and amended as of the 7th day of August, 1986, by and among Freeman Diversified Properties, Inc., a Tennessee corporation ("Managing General Partner"), as a General Partner, James T. Gunn ("Individual General Partner"), as a General Partner, and Susan L. Freeman as the original Limited Partner, all of whom do hereby form a limited partnership pursuant to the Delaware Revised Uniform United Partnership Act, upon the following terms and conditions:

1. NAME AND PLACE OF BUSINESS

   The name of the Partnership is Freeman Growth Plus, L.P.; its registered office in Delaware is Wilmington Trust Center, 1100 North Market Street, Suite 780, Wilmington, Delaware 19801 and its registered agent for service of process at that address is Freeman Properties, Inc. The Partnership's principal place of business is 2517 Lebanon Road, Nashville, Tennessee 37214, or such other place or places as the Managing General Partner may hereafter determine.

2. DEFINITIONS AND GLOSSARY OF TERMS

   The following terms used in this Partnership Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:

   "Acquisition Expenses" shall mean expenses including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired.

   "Acquisition Fees" shall mean the total of all fees and commissions paid by any person to any person, including any Sponsor, in connection with the purchase or development of any Property by the Partnership, whether designated as real estate commission, selection fee, nonrecurring management fee, nonrecurring start-up fee, development fee (which is defined as a fee for the packaging of a Property, including negotiating and approving plans and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the specific Property, either initially or at a later date), or any fee of a similar nature, however designated, but not any loan fee ("points"). Acquisition Fees shall not include Acquisition Expenses.

   "Adjusted Cash From Operations" shall mean the excess of cash revenues from the operation of Property plus amounts released from cash reserves pursuant to Paragraph 3.2 during any period over cash disbursements during such period, without deduction for depreciation and amortization of intangibles such as organization, underwriting and debt placement costs, but after a reasonable allowance for cash reserves for repairs, replacements, contingencies and anticipated obligations (including debt service), as determined by the Managing General Partner.

   "Adjusted Invested Capital" of a Limited Partner shall be the Original Invested Capital paid for or attributable to his Units reduced by the total of cash distributed to him and prior holders of his Units from Cash From Sales or Refinancings and from the property reserve account (to the extent such cash came from Net Proceeds).

   "Affiliate" shall mean: (i) any officer, director, or general partner of a General Partner; (ii) any person, corporation, partnership, trust or other entity controlling, controlled by or under common control with a General Partner or any person described in (i) above; and (iii) any officer, director, or general partner of any person described in (ii) above. For purposes of this definition the term "control" shall also mean the control or ownership of 10% or more of the outstanding voting securities of the entity referred to.

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    "Assignee of Record" shall mean a person who has acquired a beneficial interest in five or more Units (two or more Units for an Individual Retirement Account or Keogh plan), whose ownership of such Units has been recorded on the books of the Partnership and which ownership is the subject of a written instrument of assignment, the effective date of which assignment has passed in accordance with the provisions of Paragraph 12.2. An Assignee of Record shall have none of the rights of a Limited Partner, except the right to receive certain allocations of Net Income, Net Loss and Distributions in accordance with the terms of this Partnership Agreement.

   "Cash From Sales or Refinancings" shall mean (a) the net cash received by the Partnership from the Sale or Disposition of any Property after retirement of applicable mortgage debt and all expenses related to the transaction, together with the principal amount of, and interest received on, any notes taken back by the Partnership upon the sale of a Property or (b) the net proceeds of a refinancing of a Property, provided that the Managing General Partner may first use any such proceeds to repay a mortgage on another Property or to increase the amount of working capital reserves. Cash From Sales or Refinancings may be reduced by the amount of any accrued but unpaid Partnership Management Fee.

   "Certificate of Limited Partnership" shall mean the original certificate of limited partnership filed by the Partnership in the Office of the Secretary of State of Delaware, as thereafter amended.

   "Closing Date" shall mean such date designated by the Managing General Partner, but not later than twelve months from the date of the Prospectus, unless extended by the Managing General Partner, with the approvals, if required, of the Securities and Exchange Commission and all appropriate regulatory authorities, including the securities commissions of all states in which the Units will be offered after such extension, to a later date. "Initial Closing Date" shall mean the date on which subscribers for Units offered pursuant to the Prospectus are first admitted to the Partnership as Limited Partners. "Additional Closing Date" shall mean any date other than the Initial Closing Date on which the subscribers for Units offered pursuant to the Prospectus are admitted to the Partnership as Limited Partners. "Final Closing Date" shall mean the last date on which subscribers for Units offered pursuant to the Prospectus are admitted to the Partnership as Limited Partners.

   "Code" shall mean the Internal Revenue Code of 1954, as amended, or corresponding provisions of subsequent revenue laws.

   "Distributable Cash From Operations" shall refer to Adjusted Cash From Operations less the Partnership Management Fee and less any payments made to the Repurchase Account pursuant to Paragraph 22.

   "Distributions" shall refer to any cash or other property distributed to Partners arising from their interests in the Partnership, but shall not include any payments to the General Partners under the provisions of Paragraph 9 or Paragraph 10.

   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

   "Financing" shall mean the indebtedness encumbering Properties, the principal amount of which is scheduled to be paid over a period of not less than 48 months, and not more than 50 percent of the principal amount of which is scheduled to be paid during the first 24 months. Nothing in this definition shall be construed as prohibiting a bona fide pre-payment provision in the financing agreement.

   "Front-End Fees" shall refer to fees and expenses paid by any person for any services rendered in connection with and during the Partnership's organization and acquisition stages including Organization and Offering Expenses, Acquisition Fees, Acquisition Expenses, the Refinancing Fee and any other similar fees or expenses.

   "General Partners" shall refer to Freeman Diversified Properties, Inc., a Tennessee corporation, and James T. Gunn, a Tennessee resident, or to any other person, corporation or other entity who becomes a General Partner.

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    "Gross Proceeds" shall mean the aggregate total of the Original Invested
Capital of the original and all of the additional Limited Partners.

   "Gross Revenues" shall mean all rent and other revenues from the operation of real property owned by the Partnership, other than from security deposits paid by lessees thereof, together with any interest earned on funds held by the Partnership. The term "Gross Revenues" shall not include revenues from Sales or Dispositions of Partnership Properties.

   "Individual General Partner" shall refer to James T. Gunn or to any other person who succeeds him in such capacity.

   "Investment in Properties" shall refer to the amount of Gross Proceeds actually paid or allocated to the purchase, development, construction or improvement of Properties acquired by the Partnership (including working capital reserves allocable thereto in an amount of up to five percent of the Gross Proceeds, and other cash payments such as interest and taxes, but excluding Front-End Fees).

   "Limited Partners" shall refer to the original Limited Partner, and to any other persons who are admitted to the Partnership as additional or substituted Limited Partners, and includes the General Partners with respect to any additional Units purchased by any of the General Partners. Reference to a "Limited Partner" shall refer to any one of them.

   "Majority Vote" shall mean the vote of Limited Partners who own more than 50% of the Total Outstanding Units.

   "Managing General Partner" shall refer to Freeman Diversified Properties, Inc., or to any other person, corporation or other entity which succeeds it in such capacity.

   "Net Income" or "Net Loss" shall mean the taxable income or losses of the Partnership, as determined for federal income tax purposes.

   "Net Proceeds" shall mean the total Gross Proceeds less Organization and Offering Expenses paid by the Partnership.

   "Nonaccountable Expense Allowance" shall refer to the nonaccountable expense allowance payable by the Partnership to the Managing General Partner in an amount which, when added to all other Organization and Offering Expenses (other than underwriting commissions), equals 3.5% of the Gross Proceeds.

   "Organization and Offering Expenses" shall refer to those expenses incurred in connection with the formation of the Partnership and with preparing the Partnership for registration and subsequently offering and distributing Units to the public, including underwriting commissions and expenses, legal, accounting and escrow holder fees and expenses, printing costs, filing and qualification fees, postage, telegrams, the Nonaccountable Expense Allowance and all advertising expenses in connection with the distribution of such Units.

   "Original Invested Capital" shall mean $1,000 per Unit, which amount shall be attributed to each Unit in the hands of a subsequent holder.

   "Partners" shall refer collectively to the General Partners and to the Limited Partners, and reference to a "Partner" shall be to any one of the Partners.

   "Partnership" shall refer to the limited partnership created under this Partnership Agreement.

   "Partnership Management Fee" shall refer to the annual fee equal to a percentage of Adjusted Cash From Operations described in Paragraph 9.6, the payment of which is limited as provided for therein.

   "Properties" shall refer to all real properties or any interest therein acquired directly or indirectly by the Partnership. Reference to "Property" shall be to any one of them.

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    "Property Management Fee" shall refer to the fee for property management services, which may be paid to Affiliates of the Managing General Partner monthly from Gross Revenues, as described in and limited by Paragraph 9.5.

   "Prospectus" shall mean the final prospectus relating to the registration of Units as filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as such prospectus may subsequently be supplemented or amended.

   "Qualified Plans" shall mean qualified pension, profit-sharing and other employee retirement benefit plans and trusts, H.R.10 ("Keogh") plans, bank commingled trust funds for such plans and trusts, and individual retirement accounts ("IRAs").

   "Repurchase Account" shall mean an account funded with five percent of Adjusted Cash From Operations, which is used to repurchase Units, as described in Paragraph 22.

   "Sale or Disposition" shall mean any Partnership transaction (other than the receipt of subscriptions for Units) not in the ordinary course of its business, including, without limitation, sales (including foreclosure sales), exchanges or other dispositions of real or personal property, condemnations, recovery of damage awards and insurance proceeds (other than business or rental interruption insurance proceeds). The disposition of a Partnership Property prior to three years from the date of the Prospectus by transfer back to the seller or an affiliate thereof, whether in the form of a rescission, exchange or resale or pursuant to an option or other similar arrangement entered into at or prior to the time of taking title to the Property shall not, if the proceeds from such transfer back are reinvested in other Property, constitute a Sale or Disposition and shall not result in Cash From Sales or Refinancings.

   "Sponsor" shall mean any person directly or indirectly instrumental in organizing, wholly or in part, the Partnership or who will manage or participate in the management of the Partnership and any Affiliate of such person, but does not include (i) any person whose only relationship with the Partnership or the General Partners is that of an independent property manager whose only compensation from the Partnership is as such, and (ii) wholly independent third parties such as attorneys, accountants and underwriters whose only compensation from the Partnership is for professional services rendered in connection with the offering of Units or the operations of the Partnership.

   "Subordinated Incentive Fee" shall mean the fee payable to the Managing General Partner under the provisions of Paragraph 9.9.

   "Subordinated Real Estate Commission" shall mean the real estate commission payable to any Affiliate of the Managing General Partner as a consequence of the sale of Partnership Property, payment of which is subordinated to the rights of the Limited Partners to receive certain Distributions, all as described in Paragraph 9.8.

   "Substantially All of the Assets" shall mean, unless the context otherwise dictates, Properties, the original purchase price of which represents 75% of the original purchase price of those Partnership Properties which are owned as of the end of the most recently completed fiscal quarter.

   "Terminating Sale" shall mean the earlier to occur of (i) the Sale or Disposition of the Partnership's last three Properties commencing with the first such sale or (ii) the Sale or Disposition of a Partnership Property which causes the aggregate acquisition cost of all Partnership Properties which have been sold or disposed of to exceed 75% of the aggregate original acquisition cost of all Partnership Properties.

   "Total Outstanding Units" shall mean as of a particular date all Units issued by the Partnership and currently outstanding.

   "Unit" shall mean a unit of limited partnership interest representing Original Invested Capital. A Unit shall entitle the holder thereof to an interest in the Net Income, Net Loss, and Distributions of the Partnership as specified in Paragraph 11.

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 3. BUSINESS AND RESERVES

   3.1 Primary Purpose. The nature of the business to be conducted or promoted by the Partnership is to invest in, hold and manage existing residential and commercial real estate and to sell and collect the receivables derived from such Properties.

   3.2 Working Capital Reserves. The Partnership shall initially endeavor to maintain a cash reserve for major repairs, replacements, capital improvements, contingencies and accruals required by mortgagees, insurance, real estate taxes and related items in an amount equal to at least three percent in the aggregate of the Gross Proceeds which amounts shall comprise the initial property reserve account. Any cash reserve used as aforesaid need not be restored. The Managing General Partner may determine that reserves of the Partnership are in excess of the amount deemed sufficient in connection with the Partnership's operations and such reserves may be reduced, and the amount of such reduction for a particular quarter would either (i) be allocated and distributed in the same manner as Distributable Cash From Operations, to the extent such reserves are attributable to cash generated from Partnership operations, or (ii) be distributed as a return of Original Invested Capital to the Limited Partners, to the extent such reserves are attributable to Net Proceeds. All applications and distributions of such reserves shall be deemed attributable to Net Proceeds until such time as such applications and distributions aggregate an amount equal to three percent of the Gross Proceeds, or such greater amount of Net Proceeds as is deposited in such cash reserve.

4. TERM

   The Partnership commenced on the 22nd day of May, 1986, and shall continue until the 31st day of December, 2011, unless previously terminated in accordance with the provisions of this Partnership Agreement.

5. GENERAL PARTNERS

   5.1 Capital Contributions of General Partners. Freeman Diversified Properties, Inc., as the Managing General Partner, has contributed $967 in cash to the Partnership, and James T. Gunn, as the Individual General Partner, has contributed $33 in cash to the Partnership. At all times during the existence of the Partnership, each General Partner shall have a present and continuing interest in Net Income, Net Loss and Distributions according to the provisions of Paragraph 11.

   5.2 Capital Accounts. A separate capital account shall be maintained for each General Partner pursuant to Paragraph 11.3.

6. ORIGINAL AND ADDITIONAL LIMITED PARTNERS

   6.1 Original Limited Partner. The original Limited Partner has contributed the sum of $5,000 to the capital of the Partnership and has received five Units for such contribution.

   6.2 Authorization of Units. The Partnership intends to sell and issue not less than 1,250 Units, in addition to the five Units previously sold to the original Limited Partner, nor more than 50,000 Units, and to admit as additional Limited Partners the persons who contribute cash to the capital of the Partnership for such Units.

   6.3 Subscription Payments. All subscription payments shall be received by the Partnership in trust, and shall be deposited in an escrow account in any of the branches of the First American National Bank of Nashville, Nashville, Tennessee or in any other banking institutions designated by the Managing General Partner in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, as escrow holder for the subscription payments. Upon receipt of a minimum of $1,250,000 in subscription payments from at least 100 subscribers for Units (exclusive of the $5,000 Original Invested Capital of the original Limited Partner), the Partnership will admit such subscribers into the Partnership not later than 15 days after the release from escrow of the subscribers' funds and any interest earned thereon to the Partnership.

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 Within 45 days following the Initial Closing Date, the Partnership shall pay each such subscriber his pro rata share of any interest earned on such subscriptions (subject to back-up withholding, if applicable). In the event such interest is insufficient to provide subscribers who are admitted to the Partnership on the Initial Closing Date with interest equal to 8%, then the Managing General Partner will supplement the interest to be distributed to such subscribers by the amount necessary to produce such return commencing on the fifth day after the subscription is received by the escrow agent and terminating on the Initial Closing Date. If the $1,250,000 minimum amount is not obtained from at least 100 investors within six months from the date of the Prospectus, all subscription payments will be promptly refunded to the subscribers together with each subscriber's pro rata share of any interest actually earned on such subscriptions (subject to back-up withholding, if applicable). If the $1,250,000 minimum is received from at least 100 investors, interest will be payable to subscribers commencing five days after each subscriber's subscription payment is received by the escrow agent to the Initial Closing Date. The Managing General Partner may in its sole discretion postpone the Initial Closing Date until the earlier of December 15, 1986 or the receipt and acceptance of subscriptions for 3,000 Units.

   6.4 Admission of Limited Partners. Subject to the provisions of Paragraph 6.3, each person who acquires any such additional Units shall become a Limited Partner in the Partnership at such time as he has: (i) contributed the sum of $1,000 in cash for each Unit purchased; (ii) executed and filed with the Partnership a written instrument which sets forth an intention to become a Limited Partner and requests admission to the Partnership in that capacity, together with such other instruments as the Managing General Partner may deem necessary or desirable to effect such admission, including the written acceptance and adoption by such person of the provisions of this Partnership Agreement, and the execution, acknowledgment and delivery to the Managing General Partner of a special power of attorney, the form, style and content of which are more fully described herein; and (iii) the Managing General Partner accepts such person as a Limited Partner in the Partnership. After the initial closing, closings shall be held at least on a monthly basis. All subscriptions will be accepted or rejected within 30 days of receipt and, if rejected, funds must be returned to the subscriber within ten business days following rejection.

   6.5 Amendments. After the Initial Closing Date, the Managing General Partner shall in timely fashion (but not later than 30 days following the date of acceptance of the additional Limited Partners' subscriptions) amend this Partnership Agreement and, if required by law, any separate Certificate of Limited Partnership filed for record to reflect the admission of a person as an additional Limited Partner.

   6.6 Capital Accounts. A separate capital account shall be maintained for each Limited Partner pursuant to Paragraph 11.3.

7. LIABILITY OF LIMITED PARTNERS

   7.1 General Limitation on Liability. No Limited Partner shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the Partnership in excess of his Original Invested Capital, and no Limited Partner shall be required to lend funds to the Partnership, or to make any further capital contribution after his Original Invested Capital, or to repay to the Partnership, any partner or any creditor of the Partnership all or any portion of any negative amount of such Limited Partner's capital account.

   7.2 Certain Liabilities of Limited Partners. In accordance with Delaware law, a limited partner of a partnership may, under certain circumstances, be required to return to the partnership for the benefit of partnership creditors, amounts previously distributed to him as a return of capital. If any court of competent jurisdiction holds that, notwithstanding the provisions of this Partnership Agreement, any Limited Partner is obligated to make any such payment, such obligation shall be the obligation of such Limited Partner and not of the General Partners.

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 8. STATUS OF UNITS

   Each Unit shall be fully paid and nonassessable, and all Units shall have equal rights.

9. COMPENSATION TO GENERAL PARTNERS AND THEIR AFFILIATES

   9.1 General Policy. The General Partners and their Affiliates will receive compensation from the Partnership only as specified by the Prospectus and Partnership Agreement. No services (other than as provided in the Prospectus or this Partnership Agreement) may be performed by the General Partners or their Affiliates for the Partnership which are payable by the Partnership except in extraordinary circumstances. Any such other services must meet the following criteria: (i) the compensation, price or fee therefor must be comparable and competitive with the compensation, price or fee of any other person who is rendering comparable services or selling or leasing comparable goods which could reasonably be made available to the Partnership and shall be on competitive terms; (ii) the fees and other terms of the contract shall be fully disclosed to Limited Partners; (iii) the General Partners or their Affiliates must be previously engaged in the business of rendering such services or selling or leasing such goods, independently of the Partnership and as an ordinary and ongoing business; and (iv) all services for which the General Partners or their Affiliates are to receive compensation shall be embodied in a written contract which (a) precisely describes the services to be rendered and all compensation to be paid, (b) may only be modified by a Majority Vote of the Limited Partners and (c) contains a clause allowing termination without penalty on 60 days' notice.

   9.2 Underwriting Commissions. Freeman Investments, Inc., an Affiliate of the Managing General Partner, shall be entitled to receive from the Partnership, as agent for the investors, underwriting commissions of 7.5% of the Gross Proceeds (subject to rebate, in whole or in part, to investors qualifying for volume discounts) from which it will pay to participating broker-dealers commissions at varying rates.

   9.3 Nonaccountable Expense Allowance. The Managing General Partner shall be entitled to receive a Nonaccountable Expense Allowance in an amount which, when added to all other Organization and Offering Expenses (other than underwriting commissions), equals 3.5% of the Gross Proceeds. In no event shall the total of the Nonaccountable Expense Allowance and all other Organization and Offering Expenses (excluding underwriting commissions) exceed 3.5% of the Gross Proceeds.

   9.4 Acquisition Fees. The Managing General Partner or its Affiliates shall receive an Acquisition Fee from the Partnership equal to 3.5% of the Gross Proceeds, which fee may be paid by the Partnership or by the sellers of the Partnership Properties acquired. Acquisition Fees payable by the Partnership to the Managing General Partner or its Affiliates shall be due and payable on each Closing Date. To the extent that any unutilized Net Proceeds are returned to Limited Partners pursuant to Paragraph 11.7, the Managing General Partner or its Affiliates will return a proportionate share of such Acquisition Fees to the Partnership. In no event shall the aggregate Acquisition Fees paid by the Partnership exceed 3.5% of Gross Proceeds.

   9.5 Property Management Fee. An Affiliate of the Managing General Partner shall be entitled to a Property Management Fee for services in providing continuing professional property management or supervision of professional property managers of the Partnership Properties. Such fees (including all rent-up, leasing, and re-leasing fees and bonuses, and leasing-related services paid to any person) shall be paid monthly and shall be equal to 5% of the annual Gross Revenues from such property, in the case of residential property, 6% of the Gross Revenues where the Affiliate performs leasing, re-leasing and leasing-related services in the case of industrial and commercial property, or 3% of the Gross Revenues where the Affiliate does not perform such services. In the case of industrial and commercial property which is net leased on a long-term basis (i.e., ten or more years), the maximum fee shall be 1% of the Gross Revenues (except for a one-time initial leasing fee of 3% of the Gross Revenues on each such lease payable over the first five full years of the original term of the lease). In addition, an Affiliate of the Managing General Partner shall be entitled to a separate competitive fee, which will not exceed 6% of the aggregate rental payments due under the applicable leases for services in the initial rent-up or lease-up

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 of any Property which is newly constructed if such fee was not included in the purchase price of the Property and if such services were actually rendered. Notwithstanding the foregoing, the fees payable hereunder shall not exceed the competitive rate charged by others rendering similar services in the same geographical area. The Property Management Fee shall be paid on a monthly basis as compensation for the services of an Affiliate of the Managing General Partner in overall management of the Partnership Properties, including, but not limited to: (i) supervision of the maintenance, repair, remodeling and refurbishing of all Partnership Properties; (ii) preparation of rental schedules and recommendations with respect to changes thereto;
(iii) employment of on-site property managers together with the establishment of procedures and preparation of operational manuals regarding the management of Partnership Properties; (iv) preparation of rental surveys; (v) analysis of historical performance and variation analyses and preparation and review of projected performance and variation analyses; (vi) analysis of leases, management agreements and maintenance agreements; (vii) analysis of replacement reserves and working capital and recommendations with respect to changes thereto; (viii) analysis of regional economic surveys; (ix) preparation and monitoring of budgets and cash flow projections for each project over the term of the Partnership; (x) monitoring of working capital levels; (xi) periodic physical inspections and market surveys; (xii) determination and implementation of capital improvements; (xiii) continuing review to recommend to the Managing General Partner when Properties should be sold and acceptable terms of sale; and (xiv) assistance in any necessary litigation. Property Management Fees payable to Affiliates and non-Affiliates of the General Partners shall in no event exceed the applicable percentage of the monthly Gross Revenues of the partnership's properties as set forth above. To the extent that any portion of the Property Management Fee is paid to any non-Affiliate of the General Partners or any fee is paid for Property bookkeeping services, the Property Management Fee which otherwise would have been paid to Affiliates of the Managing General Partner shall be reduced by the amount so paid to non-Affiliates, so that the aggregate annual Property Management Fees shall not exceed the limitation set forth above.

   9.6 Subordinated Partnership Management Fee. As compensation for services rendered in managing the affairs of the Partnership, the Managing General Partner shall be entitled to receive a Partnership Management Fee which shall be equal to 2% of Adjusted Cash From Operations. However, payment of this fee shall be deferred each year until the Partnership has distributed to Limited Partners Distributable Cash From Operations for such year which is equal to 10% of their Adjusted Invested Capital, computed annually, on a noncumulative basis, or until the Partnership generates Cash From Sales or Refinancings at which time all previously deferred amounts of the Partnership Management Fee will be paid to the Managing General Partner in full.

   9.7 Refinancing Fee. As compensation for services rendered in arranging for the refinancing of any Properties, the Partnership may pay to the Managing General Partner or its Affiliates a fee not to exceed 1/2 % of the proceeds from such refinancing, less all currently outstanding indebtedness, but only if the terms of such refinancing are, in the aggregate, more favorable to the Partnership than the terms of the original financing. In no event will the Refinancing Fee exceed 90% of the amount which the Partnership would be required to pay to independent parties for comparable services.

   9.8 Subordinated Real Estate Commission. The Partnership may pay real estate brokerage fees which are reasonable, customary and competitive, taking into consideration the size, type and location of the Property ("Competitive Commission"), which shall not in the aggregate exceed 6% of the gross sales price of the Property; however, as to any Affiliate of the General Partners such fees shall be paid only if such Affiliate provides a substantial amount of services in the sales effort, in which case such fees shall not exceed the lesser of (i) a percentage of the gross sales price of a Property equal to one-half of the Competitive Commission, or (ii) up to 3% of the gross sales price of a Property. Such real estate brokerage fee shall be payable upon the completion of the sale of each Property; provided, however, the payment thereof to any Affiliate of the General Partners shall be made only after the Partnership has distributed to Limited Partners an aggregate amount in cash which is equal to the Distributions to the Limited Partners required by Paragraph 11.6.1 and has paid the Subordinated Incentive Fee to Affiliates of the Managing General Partner. Except as set forth in the first sentence of this Paragraph, there is neither

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 limitation nor subordination as to any real estate commission paid only to non-Affiliates of the General Partners.

   9.9 Subordinated Incentive Fee. As compensation for the services rendered in evaluating and selecting Properties for the Partnership, making decisions as to the nature and terms of the acquisition and disposition of such Properties, selecting, retaining and supervising consultants, contractors, architects, engineers, lenders, borrowers, and others, the Managing General Partner shall be entitled to receive the Subordinated Incentive Fee. The Subordinated Incentive Fee shall be an amount equal to 12% of Cash From Sales or Refinancings remaining after the Partnership has made the priority Distributions to the Limited Partners required by Paragraph 11.6.1 and shall be paid when Cash From Sales or Refinancings is distributed.

   9.10 Mortgage Servicing Fee. As compensation for servicing any mortgages which the Partnership takes back upon the sale of a Property, an Affiliate of the Managing General Partner shall be entitled to receive a Mortgage Servicing Fee which shall be at a rate not in excess of the lesser of the cost of such services or 90% of the rates prevailing for comparable services by unaffiliated third parties in the same geographical location, and in no event exceeding one fourth of one percent per annum of the amount advanced by the Partnership and outstanding from time to time, payable as and when payments are due under the loan.

   9.11 Fees on Removal. Should a General Partner be removed as a General Partner of the Partnership according to the provisions of Paragraph 17, any portion of the Acquisition Fee, Property Management Fee, Partnership Management Fee, Subordinated Real Estate Commission, Subordinated Incentive Fee, Mortgage Servicing Fee, or any other fee, commission or interest which is then accrued, but not yet paid, shall be paid by the Partnership to such General Partner or its Affiliate, as the case may be, at the same time and manner as such fee, commission or interest would have been paid if such General Partner had not been removed; provided, however, that the payment of any such fees, commissions, interest and the General Partners' interest in Cash From Sales or Refinancings shall be subject to the controlling provisions of Paragraph 17.3.

10. PARTNERSHIP EXPENSES

   10.1 Reimbursement of Expenses. All Partnership expenses shall be billed directly to and paid by the Partnership except that the General Partners and their Affiliates may be reimbursed for any of the following Partnership expenses which they pay directly:

       10.1.1 Organization and Offering Expenses, subject to the provisions of Paragraph 10.2.3;

       10.1.2 the actual cost to the General Partners or their Affiliates of goods and materials used for or by the Partnership and obtained from unaffiliated parties; and

       10.1.3 administrative services necessary to the prudent operation of the Partnership, provided that reimbursement for administrative services will be at the lesser of the actual cost of such services or 90% of the amount which the Partnership would be required to pay to independent parties for comparable services.

   10.2 Limitations on Reimbursement. The General Partners and their Affiliates will not be reimbursed by the Partnership for the following expenses:

       10.2.1 services for which the General Partners or their Affiliates are entitled to compensation in the form of a separate fee pursuant to Paragraph 9 hereof;

       10.2.2 rent or depreciation, utilities or other administrative items;

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

        10.2.3 Organization and Offering Expenses (other than underwriting commissions) in excess of 3.5% of the Gross Proceeds, payment of any such excess to be the obligation of the Managing General Partner, which hereby agrees to pay the same; or

       10.2.4 salaries, fringe benefits, travel expenses or other administrative items incurred by or allocated to any controlling person of the General Partners or Affiliates. For purposes of this subparagraph, "controlling person" shall mean any person, regardless of title, who performs executive or senior management functions for the Managing General Partner, directors of the Managing General Partner, or those holding 5% or more equity interest in the General Partners or Affiliates, or persons having the power to direct or cause the direction of the General Partners or Affiliates through ownership of voting securities, by contract or otherwise. It is not intended that every person who carries a title such as vice president, senior vice president, secretary or treasurer be considered a "controlling person."

   10.3 Partnership Obligations. The Partnership shall pay all expenses of the Partnership, which expenses shall be billed directly to the Partnership, to the extent deemed advisable by the General Partners in the exercise of their fiduciary duty to the Partnership, and which may include, but are not limited to:

       10.3.1 all costs of personnel employed by the Partnership and involved in the business of the Partnership, including persons who may also be employees of the Managing General Partner;

       10.3.2 all costs of borrowed money, taxes and assessments on Partnership Properties and other taxes applicable to the Partnership;

       10.3.3 legal, auditing, accounting, brokerage and other fees;

       10.3.4 printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and recording of documents evidencing ownership of an interest in the Partnership or in connection with the business of the Partnership;

       10.3.5 fees and expenses paid to independent contractors, appraisers, mortgage bankers, brokers and servicers, leasing agents, consultants, managers, real estate brokers, insurance brokers and other agents;

       10.3.6 expenses in connection with the acquisition, disposition, replacement, alteration, repair, remodeling, refurbishment, leasing, initial financing, refinancing and operation of Properties (including the costs and expenses of foreclosures, insurance premiums, real estate brokerage and leasing commissions and of maintenance of such Properties), including Acquisition Expenses;

       10.3.7 the cost of insurance as required in connection with the business of the Partnership;

       10.3.8 expenses of organizing, revising, amending, converting, modifying or terminating the Partnership;

       10.3.9 the costs of preparation and dissemination of the informational material and documentation relating to potential Sales or Dispositions of Partnership Property;

       10.3.10 the costs incurred in connection with any litigation in which the Partnership is involved, as well as in the examination, investigation or other proceedings conducted by any regulatory agency of the Partnership, including legal and accounting fees incurred in connection therewith;

       10.3.11 computer services, including the cost of any computer equipment or services used for or by the Partnership and establishment and maintenance of investment records and processing of accounting records related to the Partnership;

       10.3.12 the cost of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of the Partnership; and

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        10.3.13 supervision and expenses of professionals retained by the
    Partnership in connection with any of the foregoing, including, without limitation, attorneys, accountants and appraisers.

     To the extent that the General Partners and their Affiliates pay any expenses of the Partnership directly, the General Partners and their Affiliates may be reimbursed by the Partnership for such expenses.

11. ALLOCATION OF INCOME, LOSS AND DISTRIBUTIONS

   11.1 Apportionment.

   11.1.1(a) Apportionment of Net Income, Net Loss and Distributions During the Offering Period. During the period beginning on the Initial Closing Date and ending on the last day of the fiscal quarter in which the Final Closing Date occurs, that portion of Net Income, Net Loss and Distributions of the Partnership allocated to Limited Partners as a group with respect to any month shall be apportioned among the Limited Partners in the ratio in which the number of Units owned by each of them on the first day of such calendar month bears to the total number of Units owned by all of them as of that date, without regard to capital accounts or to the number of days during such calendar month in which a person was a Limited Partner. Limited Partners acquiring Units from the Partnership who are recognized as the owners of such Units on or before the fifteenth day of each month shall be treated as the owners of such Units as of the first day of such month; Limited Partners acquiring Units from the Partnership who are recognized as the owners of such Units after the fifteenth day of each month shall be treated as the owners of such Units on the first day of the following month. Partnership Net Income, Net Loss, and Distributions allocated to Limited Partners may, at the discretion of the Managing General Partner, be apportioned among the Limited Partners on a semi-monthly basis (in which case Limited Partners acquiring Units who are recognized as the owners of such Units after the fifteenth day of each month shall be treated as the owners of such Units on the sixteenth day of such month).

   (b) Apportionment of Net Income, Net Loss and Distributions after the Offering Period. After the fiscal quarter in which the Final Closing Date occurs, that portion of Net Income, Net Loss and Distributions of the Partnership allocated to Limited Partners shall be apportioned among the Limited Partners in the ratio in which the number of Units owned by each of them on the first day of each fiscal quarter bears to the total number of Units owned by all of them as of that date, without regard to capital accounts or the number of days during such quarter in which a person was a Limited Partner.

   (c) Apportionment to Assignees. In the case of a proposed assignment of Units, the assignment shall be effective, and the assignee shall be deemed to be the owner of such Units, from and after the "effective date" of the assignment of such Units (as defined in Paragraph 12.2), with the assignee being entitled to allocations of Net Income, Net Loss and Distributions only with respect to the period commencing with the effective date of the assignment.

   (d) Apportionment of General Partners' Interests. That portion of Net Income and Net Loss allocated to the General Partners shall be apportioned between the General Partners in such proportion as the General Partners may agree.

   11.1.2 Allocations Causing Negative Capital Accounts. Notwithstanding Paragraph 11.1.1, if the capital accounts of all Limited Partners are not equal and if any allocation of Net Loss to a Limited Partner would reduce such Limited Partner's capital account balance below zero or would increase the negative balance in such Limited Partner's capital account at a time when another Limited Partner has a positive capital account balance, to the extent such allocation would cause the sum of the negative capital account balances of all Partners having negative capital accounts (determined after taking into account all prior Distributions and all prior allocations of Net Income, Net Loss, and the basis of property qualifying for any tax credit) to exceed the Partnership's "minimum gain" (as hereinafter defined), as determined at the close of the period in respect of which the Net Loss is to be allocated, such excess shall instead be allocated pro rata to Limited Partners having positive capital account balances in proportion to their respective positive capital account balances until such capital account balances are reduced to zero; provided, however, that in no event shall there be a reallocation of any item of income, gain, loss or deduction allocated among the Partners pursuant to this Agreement for prior years. The term "minimum

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

 gain" shall have the meaning ascribed to such term under Treasury Regulations as proposed, reproposed or adopted (as the case may be) under Code Section 704 (currently, the excess of the outstanding principal mortgage balance over the adjusted basis of a Property securing such mortgage).

   Notwithstanding any other provision of this Article 11, if any allocation of Net Loss would cause the negative capital account balances of all Partners having negative capital accounts (determined after taking into account all Distributions and all tax allocations theretofore made) to exceed the Partnership's minimum gain determined at the close of the period in respect of which such Net Loss is to be allocated, then to the extent that any such allocation would cause the capital account balance of any Limited Partner to be negative (or would increase the negative balance of a Limited Partner's capital account) at a time when no other Limited Partner has a positive capital account balance, such Net Loss shall instead be allocated to the General Partners.

   For purposes of determining a Limited Partner's capital account balance under this Paragraph, Distributions made prior to or contemporaneous with any allocation to a Limited Partner shall be reflected in such Partner's capital account prior to making such allocation to such Partner.

   For purposes of this Paragraph, a Partner's capital account shall be reduced for:

   (x) allocations of Net Loss (or items thereof) which, as of the end of each Partnership year, are reasonably expected to be allocated to such Partner pursuant to Code Section 704(e)(2). Code Section 706(d) and Treas. Reg. Section 1.751-1(b)(2)(ii), and

   (y) Distributions that, as of the end of such year, reasonably are expected to be made to such Partner to the extent they exceed offsetting increases to such Partner's capital account that reasonably are expected to occur during (or prior to) the Partnership's taxable years in which such Distributions reasonably are expected to be made.

   For purposes of determining the amount of expected Distributions and expected capital account increases described in (y) above: (A) the rule set forth in Treas. Reg. Section 1.704-1(b)(2)(iii)(c) concerning the presumed value of Partnership property shall apply, and (B) gross income or Net Income allocated to a Partner pursuant to Paragraph 11.4.3 hereof shall be taken into account. For purposes of this Paragraph and of Paragraph 11.4.3, a Partner's capital account shall be increased to the extent that such Partner is obligated to fund deficits in such Partner's capital account upon liquidation of the Partnership (or is treated as obligated to so restore such deficits pursuant to Treas. Reg. Section 1.704-1(b)(2)(ii)(c)).

11.2 Allocations of Certain Items.

   11.2.1 Allocation of Net Income and Net Loss and Tax-Exempt Items. Except as otherwise provided in Paragraphs 11.1.2 and 11.2.3, Net Income, Net Loss, all items of income exempt from federal income tax and any expenditures of the Partnership which are neither deductible nor properly chargeable to its capital account under Code Section 705(a)(2)(B) or which are treated as such expenditures under Treas. Reg. Section 1.704-1(b)(2)(iv)(i) shall be allocated 3% to the General Partners and 97% to the Limited Partners.

   11.2.2 Allocation of Book Items. In cases where Partnership Property is, under Treas. Reg. Section 1.704- 1(b)(2)(iv), properly reflected in the capital accounts of the Partners at a fair market value that differs from the adjusted basis of such property (such difference is hereinafter referred to as the "Book Disparity"), then depreciation, amortization and gain or loss as computed for book purposes with respect to such property ("Book Depreciation," "Book Amortization," "Book Gain" and "Book Loss," respectively) will be greater or less than the depreciation, amortization or gain or loss as computed for tax purposes. The Managing General Partner shall adopt, pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(g), a reasonable method of computing Book Depreciation and Book Amortization. Such Book Depreciation and Book Amortization shall be allocated among the Partners and reflected in Partners' capital accounts under Paragraph 11.3(c) hereof, in a manner so as to eliminate, to the extent possible, the Book Disparity.

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   11.2.3 Mandatory Allocations. Any allocation of Net Income and Net Loss
(or item thereof) for tax purposes which is required to be allocated among the Partners to take into account the disparity between the fair market value of a Partnership asset and its adjusted basis (e.g., allocations under Code
Section 704(c) for contributed property) shall be allocated among the Partners in accordance with the requirements of the Code and the regulations promulgated thereunder.

   11.3 Capital Accounts. (a) A separate capital account shall be maintained for each Partner. Each Partner's capital account shall be increased by (1) the amount of money contributed by such Partner to the capital of the Partnership, which shall be deemed $925 per Unit; (2) such Partner's share of Partnership gross income or Net Income and any income or gain that is exempt from federal income taxation; and (3) such Partner's share of the increase in the basis of the Partnership's property, if any, arising out of the recapture of the investment tax credit. Each Partner's capital account shall be decreased by (i) the amount of money distributed to such Partner by the Partnership; (ii) such Partner's share of Net Loss for tax purposes; (iii) such Partner's share of the decrease in basis of the Partnership's property under Code Section 48(q) arising from the allowance of the investment tax credit; and (iv) such Partner's share of expenditures of the Partnership which are neither deductible nor properly chargeable to capital accounts under Code Section 705(a)(2)(B) or are treated as such expenditures under Treas. Reg. Section 1.704- 1(b)(2)(iv)(i).

   (b) A Partner who has more than one interest in the Partnership shall have a single capital account that reflects all such interests, regardless of the class of interests owned by such Partner (e.g., general or limited) and regardless of the time or manner in which such interests were acquired.

   (c) In the event that property (other than cash) is contributed (or deemed contributed pursuant to the provisions of Code Section 708 or pursuant to Paragraph 11.4.1 hereof) by a Partner to the Partnership, the computation of capital accounts, as set forth in this Paragraph, shall be adjusted as follows:

       (i) the contributing Partner's capital account shall be increased by the fair value of the property contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section
    752); and

       (ii) as required by Treas. Reg. Sections 1.704-1(b)(2)(iv)(g) and 1.704-1(b)(4)(i), if any Partner's capital account reflects a fair market value of property which differs from such property's adjusted basis (either because property was contributed by such Partner or because a capital contribution of cash was made by another Partner), each Partner's capital account shall be adjusted to take account of the amount of Book Gain, Book Loss (other than Book Loss attributable to expenditures of the Partnership described in Paragraph 11.3(a)(iv)), Book Depreciation and Book Amortization allocated to such Partner pursuant to Paragraph 11.2.2 hereof and shall not take into account the Net Income and Net Loss for tax purposes allocated to such Partner pursuant to this Article 11.

   (d) In the event that property is distributed (or deemed distributed pursuant to the provisions of Code Section 708 or pursuant to Paragraph
11.4.1 hereof) by the Partnership to a Partner, the following special rules shall apply:

       (i) the capital accounts of the Partners first shall be adjusted (as provided in Treas. Reg. Section 1.704-1(b)(2)(iv)(e)) to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not already been reflected in the Partners' capital account) would be allocated to the Partners if there were a taxable disposition of such property for its fair market value on the date of distribution; and

       (ii) the capital account of the Partner who is receiving the distribution of property from the Partnership shall be charged with the fair market value of the property at the time of distribution (net of liabilities secured by such property that such Partner is considered to assume or take subject to under Code Section 752).

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    (e) The foregoing provisions are intended to satisfy the capital account maintenance requirements of Treas. Reg. Section 1.704-1(b)(2)(iv) and such provisions shall be modified to the extent required by such Regulation or any successor provision thereto.

   11.4 Capital Account Adjustments and Income Characterization.

   11.4.1 Capital Account Adjustments. In the event that the Partnership acquires any Properties prior to any date as of which subscribers are admitted to the Partnership as Limited Partners, an adjustment to the capital account balances of all Partners theretofore admitted to the Partnership shall be made on the Final Closing Date, as permitted by Treas. Reg. Section 1.704-1(b)(2)(iv)(f), as follows: to the extent that an investor's capital account per Unit (determined prior to reduction for the Partner's share of expenditures of the Partnership which are neither deductible nor properly chargeable to capital account or which are treated as such expenditures under Treas. Reg. Section 1.704-1(b)(2)(iv)(i)) (net of any liabilities secured by any such Property) attributable to a Unit differs from $925 (a "Contribution Variation") as of the Final Closing Date, such difference shall be considered a Book Disparity (within the meaning of Paragraph 11.2.2). The capital account balances of the Partners admitted to the Partnership prior to the Final Closing Date shall be increased or decreased in the amount of the Contribution Variation so that the capital account balances of such previously admitted Partners will equal $925 per Unit at the Final Closing Date (determined after reduction for the Partner's share of expenditures of the Partnership which are neither deductible nor properly chargeable to capital account or which are treated as such expenditures under Treas. Reg.
Section 1.704-1(b)(2)(iv)(i)). The capital account adjustment provided by this Paragraph 11.4.1 is intended to reflect the value per Unit of Partnership Property, upon the contribution of money to the Partnership.

   11.4.2 Income Characterization. The portion of the Net Income from a Sale or Disposition of a Property allocated pursuant to Paragraph 11.2.1 which is treated as ordinary income attributable to the recapture of depreciation shall to the extent possible be allocated among the Partners in the proportion which (i) the amount of depreciation previously allocated to each Partner relating to the Property which is the subject of the Sale or Disposition bears to (ii) the total of such depreciation allocated to all Partners. This Paragraph 11.4.2 shall not alter the amount of allocations among the Partners pursuant to Paragraph 11.2.1, but merely the character of gain so allocated. For purposes of determining the amount of depreciation previously allocated to a Limited Partner, the depreciation previously allocated to any prior owner of such Limited Partner's Units shall be deemed to have been allocated to such Limited Partner.

   11.4.3 Capital Account Deficiency and Qualified Income Offset. This Paragraph 11.4.3 shall apply only if at the close of any Partnership taxable year (a) the aggregate negative capital account balances of all Partners having negative capital account balances (whether caused by distributions or by allocations of depreciation, Net Loss, Book Depreciation, Book Amortization, Book Loss or items thereof) ("Negative Balances") exceed (b) minimum gain, if any, as defined in Paragraph 11.1.2 (the excess of clause
(a) over clause (b) hereinafter is referred to as "Capital Account Deficiency"). Notwithstanding the provisions of Paragraph 11.2.1 hereof, an amount of Net Income arising from a Sale or Disposition of a Partnership Property equal to the Capital Account Deficiency shall first be allocated to each Partner having a Negative Balance in the proportion in which such Partner's Negative Balance bears to the aggregate Negative Balances of all Partners ("Negative Balance Ratio"). In the event that the foregoing allocation would be insufficient to eliminate the Capital Account Deficiency, an amount of gross income (as defined in Section 61 of the Code) of the Partnership necessary to eliminate the Capital Account Deficiency shall be allocated to each Partner with a Negative Balance in proportion to the Partner's Negative Balance Ratio. Any allocation under this Paragraph 11.4.3 shall, to the extent possible, be made at a time no later than the time at which the Capital Account Deficiency arises: provided, however, that in no event shall there be a reallocation of any item of income, gain, loss, or deduction allocated among the Partners for prior years pursuant to this Agreement.

   11.5 Distribution of Distributable Cash From Operations. Distributable Cash From Operations, if any, shall be apportioned monthly during the offering period and quarterly thereafter and distributed

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 semi-annually, commencing, if available, 45 to 60 days after the end of the first semi-annual period ending on or after June 30, 1987. All such Distributions shall be apportioned 97% to the Limited Partners and 3% to the General Partners. The General Partners, in their sole discretion, may for any period elect to defer the distribution to them of all or any portion of their respective shares of Distributable Cash From Operations, and any amounts so deferred shall be distributed to the Limited Partners as Distributable Cash From Operations. In the event the General Partners make an election pursuant to this Paragraph, the General Partners thereafter shall be entitled to receive, at their election, an amount equal to any deferred distributions of Distributable Cash From Operations or Cash From Sales or Refinancings prior to any Distribution to the Limited Partners.

   11.6 Distributions of Cash From Sales or Refinancings. Cash From Sales or Refinancings, subject to the provisions of Paragraph 11.9, shall, except as provided in the last sentence of Paragraph 11.5, be distributed at such time as the Managing General Partner shall determine, in its sole discretion, in the following order of priority:

   11.6.1 first, 97% to the Limited Partners and 3% to the General Partners until the Limited Partners have received an amount which when added to all prior Distributions of Cash From Sales or Refinancings shall equal their Original Invested Capital plus an amount which, when added to all prior Distributions from any source to the Limited Partners (excluding Distributions which are deducted in the calculation of Adjusted Invested Capital), will equal 10% per annum cumulative noncompounded on their Adjusted Invested Capital, commencing on the Closing Date occurring at least six months after the date of the Prospectus;

   11.6.2 second, after payment to the Managing General Partner of the Subordinated Incentive Fee under Paragraph 9.9 and after payment to an Affiliate of the General Partner of the Subordinated Real Estate Commission under Paragraph 9.8, 97% of the remaining Cash From Sales or Refinancings to the Limited Partners and 3% to the General Partners.

   11.7 Unutilized Net Proceeds. In the event that any portion of the Net Proceeds are not invested or committed for investment within two years from the date of the Prospectus (except for any amounts utilized to pay Partnership operating expenses, including amounts set aside for reserves as set forth in Paragraph 3.2 of this Partnership Agreement), such portion of the Net Proceeds shall be distributed to the Limited Partners by the Partnership as a return of capital, except as otherwise provided by law. For the purposes of this Paragraph, funds will be deemed to have been committed to investment and will not be returned to the Limited Partners to the extent written agreements in principle or letters of understanding were at any time executed, regardless of whether any such investment may or may not be consummated, and to the extent any funds have been reserved to make contingent payments in connection with any Property, regardless of whether any such payments may or may not be made.

   11.8 Restrictions. All Distributions are subject to the payment of Partnership expenses, and to the maintenance of reasonable reserves for alterations, repairs, improvements, maintenance and replacement of furniture and fixtures, as deemed necessary by the Managing General Partner or the Affiliate charged with managing the Property. Furthermore, the Partnership may be restricted from making Distributions under the terms of notes, mortgages or other types of debt obligations which it may issue or assume in conjunction with borrowed funds and Distributions may also be restricted or suspended in circumstances when the Managing General Partner determines, in its absolute discretion, that such action is in the best interests of the Partnership.

   11.9 Distributions on Liquidation. In connection with the liquidation of the Partnership, Cash From Sales or Refinancings shall be allocated among, and distributed to, the Partners in proportion to, and to the extent of, their positive capital account balances after the Net Income from any Terminating Sale has been allocated in accordance with Paragraph 11.2.1 hereof. To the extent, if any, that a Partner is entitled to receive a Distribution based upon a positive capital account balance, such Distribution shall be credited against the amount of Distributions which he otherwise would have been entitled to receive had Distributions been made pursuant to the provisions of Paragraph 11.6 hereof.

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    11.10 Distributions For Taxes. During the first two years after the Final
Closing Date, the Managing General Partner shall also distribute after the completion of each calendar year such amounts of Cash From Sales or Refinancings (when considered with prior distributions of Distributable Cash From Operations) sufficient to allow a Limited Partner in a 25% federal income tax bracket to pay the income taxes due with respect to Net Income derived by him from the Sale or Disposition giving rise to such Cash From Sales or Refinancings.

   11.11 General Partners' Interest. In no event shall the General Partners be allocated less than an aggregate of 1% of Net Income or Net Loss for tax purposes. For this purpose, Units held by a General Partner as a Limited Partner shall not be taken into account.

12. ASSIGNMENT OF PARTNERSHIP UNITS

   12.1 Right to Assign Units. Limited Partners shall have the right to assign five or more Units (provided, however, unless prohibited by any applicable state securities laws, two Units may be acquired or retained by an Individual Retirement Account or Keogh plan, and further provided, a Limited Partner, other than an Individual Retirement Account or Keogh plan, must assign all of his Units if he would otherwise retain less than five Units) by a written instrument of assignment, duly executed by the assignor of such Units, the terms of which are not in contravention of any of the provisions of this Partnership Agreement. A Limited Partner shall within 30 days after assignment notify the Managing General Partner of any assignment of a beneficial interest in any Units which occurs without a transfer of record ownership.

   12.2 Effectiveness of Assignment. In the event of a transfer of Units, the Partnership and the Managing General Partner shall be entitled to treat the assignor of such Units as the absolute owner thereof in all respects, and shall incur no liability for allocations of Net Income, Net Loss or Distributions or for transmittal of reports and notices required to be given to Limited Partners hereunder which are made in good faith to such assignor, until such time as the written instrument of assignment has been received by the Partnership and recorded on its books and the effective date of the assignment has passed. The effective date of such assignment on which the assignee shall be deemed an Assignee of Record shall be the first day of the first full fiscal quarter following the later of (i) the date set forth on the written instrument of assignment or (ii) the date on which the Partnership has actual notice of the assignment of Units. Net Income, Net Loss and Distributions will be allocated to the assignee commencing with the effective date of the assignment.

   12.3 Limitation on Number of Units Assigned. Except as provided in this Paragraph 12.3, no assignment of any Units by a Limited Partner may be made if the Units sought to be assigned, when added to the total of all other Units assigned within the period of twelve consecutive months prior to the proposed date of assignment would result in the sale or exchange of 50% or more of the Units within a twelve-month period; however, such assignment may be made if at the expense of the Limited Partner desiring to assign his Units in the Partnership, the Partnership shall obtain an opinion of counsel for the Partnership that the proposed assignment will not cause a termination of the Partnership under the Code.

   12.4 Compliance with Applicable Rules. No assignment, sale, transfer, exchange or other disposition of any Units in the Partnership may be made except in compliance with the then applicable rules of any other applicable governmental authority including the registration and suitability requirements of the applicable state securities laws.

   12.5 Ineffectual Assignments. Any assignment, sale, exchange or other transfer in contravention of any of the provisions of this Paragraph 12 shall be void and ineffectual, and shall not bind or be recognized by the Partnership.

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 13. SUBSTITUTED LIMITED PARTNERS

   13.1 Conditions for Substitution. No assignee shall have the right to become a substituted Limited Partner in place of his assignor unless all of the following conditions are first satisfied:

       13.1.1 the provisions of Paragraph 12 of this Partnership Agreement are complied with;

       13.1.2 the instrument of assignment sets forth the intention of the assignor that the assignee succeed to the assignor's interest as a substituted Limited Partner in his place;

       13.1.3 the assignor and assignee shall have executed and acknowledged such other instruments as the Managing General Partner may deem necessary or desirable to effect such substitution, including the written acceptance and adoption by the assignee of the provisions of this Partnership Agreement, as the same may be amended, and his execution, acknowledgment and delivery to the Managing General Partner of a special power of attorney, the form and content of which are described herein; and

       13.1.4 a transfer fee not to exceed $150 shall have been paid to the Partnership to cover all reasonable expenses connected with such substitution.

   13.2 Consent to Admission of Limited Partners. By executing or adopting this Partnership Agreement, each Limited Partner hereby consents to the admission of additional or substituted Limited Partners by the Managing General Partner and to any assignee of his Units becoming a substituted Limited Partner.

   13.3 Amendments to Reflect Admission. The Managing General Partner shall cause the Partnership Agreement and, if required by law, any separate Certificate of Limited Partnership to be amended to reflect the admission and/or substitution of Limited Partners at least once in each fiscal quarter (but not later than 30 days after the effective date of any such admission and/or substitution as defined in Paragraph 12.2).

   13.4 Special Exercise of the Rights of a Limited Partner. If a Limited Partner dies, his executor, administrator or trustee, or if he is adjudicated incompetent, his committee, guardian or conservator, or if he is adjudicated bankrupt, the trustee or receiver of his estate, shall have all the rights of a Limited Partner for the purpose of settling or managing his estate and such power as the decedent, incompetent or bankrupt possessed to assign all or any part of his Units and to join with the assignee thereof in satisfying conditions precedent to such assignee becoming a substituted Limited Partner. The death, dissolution or bankruptcy of a Limited Partner shall not dissolve the Partnership.

14. BOOKS, RECORDS, ACCOUNTINGS AND REPORTS

   14.1 Location of Records. The Partnership's books and records, the Partnership Agreement and any separate Certificates of Limited Partnership and all amendments thereto or restatements thereof, and copies of each Property appraisal shall be maintained at the principal office of the Partnership or such other place as the Managing General Partner may determine and shall be open to inspection, examination and copying by Limited Partners or their duly authorized representatives at all reasonable times. A reasonable charge for photocopying may be charged by the Partnership. Upon written request any Limited Partner or his duly authorized representative will be provided with a copy of this Partnership Agreement and/or any amendment hereto or restatement hereof, containing the most recent listing of Partners' names, addresses and capital contributions. Each Property appraisal will be maintained for at least five years following the date of acquisition of the Property.

   14.2 Financial Statements. The Managing General Partner shall have prepared at least annually, at Partnership expense, audited financial statements (balance sheet, statement of income or loss, partners' equity, and changes in financial position) prepared in accordance with generally accepted accounting principles and accompanied by a report thereon containing an opinion of an independent certified public accounting firm. Copies of such statements and report shall be distributed to each Limited Partner within 120 days after the close of each taxable year of the Partnership.

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   14.3 Annual Report. The Managing General Partner shall have prepared at least annually, at Partnership expense: (i) a statement of cash flow; (ii) Partnership information necessary in the preparation of the Limited Partners' federal income tax returns; (iii) a report of the business of the Partnership; (iv) a statement as to the compensation received by the General Partners and their Affiliates during the year from the Partnership, which statement shall set forth the services rendered or to be rendered by the Managing General Partner and the amount of fees received, and a report identifying Distributions from: (a) Distributable Cash From Operations of that year, (b) Cash From Sales or Refinancings and (c) other sources, together with a breakdown of all costs reimbursed to the General Partners and Affiliates from the Partnership. Within the scope of the annual audit of the Managing General Partner's financial statement, the independent certified public accountants must verify the allocation of such costs to the Partnership. The method of verification shall be in accordance with generally accepted auditing standards and shall accordingly include such tests of the accounting records and such other auditing procedures which the Managing General Partner's independent certified public accountants consider appropriate in the circumstances. Copies of such report shall be distributed to each Limited Partner within 120 days after the close of each taxable year of tne Partnership; provided, however, all Partnership information necessary in the preparation of the Limited Partners' federal income tax returns shall be distributed to each Limited Partner not later than 75 days subsequent to December 31 of each year. In the event the Partnership shall fail to distribute such reports for any year on or before March 31 of the succeeding taxable year, then the General Partners shall pay to the Partnership a penalty fee equal to the product of (i) the number of days between such March 31 and the day such reports are distributed, times (ii) Five Thousandths of One Percent (.005%), times (iii) the aggregate capital contributions of all Limited Partners.

   14.4 Quarterly Report. The Managing General Partner shall prepare, at Partnership expense, commencing with the first fiscal quarter in which the initial Closing Date occurs. a quarterly report covering each of the first three quarterly fiscal year periods of Partnership operations in each fiscal year, containing unaudited financial statements (balance sheet and statement of income or loss for such quarterly period), a statement as to the compensation received by the General Partners and their Affiliates during such quarter from the Partnership (which statement shall set forth the services rendered or to be rendered by the General Partners and their Affiliates and the amount of fees received) and a statement of other pertinent information regarding the Partnership and its activities during the quarterly period covered by the report. The Partnership will furnish to each Limited Partner a copy of the information specified by the Securities and Exchange Commission Form 10-Q, within 60 days of the closing of each quarterly fiscal period, by dissemination of such Form 10-Q, or any other report containing substantially the same information as required by Form 10-Q.

   14.5 ERISA Reports. The General Partners shall (to enable Limited Partners subject to annual reporting requirements under ERISA to file such annual reports as they relate to an investment in the Partnership), within 120 days after the end of each taxable year, furnish each Limited Partner with an annual statement of Unit value. Such annual statement shall report the value of each Unit based upon the Managing General Partner's estimate of the amount a holder thereof would receive if Partnership Properties were sold as of the close of the Partnership's fiscal year and if the proceeds therefrom (without reduction for selling expenses), together with any other funds of the Partnership, were distributed in a liquidation of the Partnership pursuant to this Partnership Agreement. Absent significant increases or decreases in the value of Partnership assets, the General Partners anticipate reporting the net asset value of each Unit at $1,000 for the first three annual reports to Limited Partners following the termination of the offering.

   14.6 Report on Acquisitions. The Managing General Partner shall have prepared, at Partnership expense, no later than the end of each fiscal quarter in which Partnership Properties are acquired, a report which shall describe therein: (i) the location and a description of all materially important Properties acquired or presently intended to be acquired by the Partnership during the quarter; (ii) the estimated down payment; (iii) the proposed method of financing, including any balloon payments; and (iv) such other relevant information with respect to the acquisition of such Properties as the Managing General Partner deems appropriate. Copies of such report shall be distributed to each Limited Partner within 45 days after the end of such quarter.

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    14.7 Information Returns. The Managing General Partner, at Partnership
expense, shall cause an information return for the Partnership to be prepared and timely filed with the appropriate authorities.

   14.8 Miscellaneous Reports. The Managing General Partner, at Partnership expense, shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with such entities under then current applicable laws, rules and regulations. Such reports shall be prepared on the accounting or reporting basis required by such regulatory bodies. Any Limited Partner shall be provided with a copy of any such report, upon request in writing, without expense to him.

   14.9 Records on Suitability. The Managing General Partner, at Partnership expense, shall maintain for the life of the Partnership a record of the information obtained to indicate that a Limited Partner meets the suitability standards set forth in the Prospectus, unless such recordkeeping obligation has been delegated to the Underwriter and participating broker-dealers.

15. RIGHTS, AUTHORITY, POWERS, RESPONSIBILITIES AND DUTIES OF THE MANAGING GENERAL PARTNER

   15.1 Services of Managing General Partner. The Managing General Partner shall only be responsible for the following services to the Partnership:

   15.1.1 supervising the organization of the Partnership and the offering and sale of Units;

   15.1.2 arranging for (i) the identification of Properties suitable for investment by the Partnership; (ii) a review of the significant factors in deciding whether or not to invest in a particular Property; and (iii) if a decision is made to make a particular investment, the making of such investment; and

   15.1.3 supervising Partnership management, which includes (i) establishing policies for the operation of the Partnership; (ii) causing the Partnership's agents or employees to arrange for the provision of services necessary to the operation of the Partnership (including property management and investor, accounting and legal services, and services relating to Distributions by the Partnership); (iii) when necessary or appropriate, approving actions to be taken by the Partnership; (iv) providing advice, consultation, analysis and supervision with respect to the functions of the Partnership as an owner of Partnership Properties (including, without limitation, decisions regarding adjustments to rental schedules, the Sale or Disposition of Partnership Properties and compliance with federal, state and local regulatory requirements and procedures); (v) executing documents on behalf of the Partnership; (vi) having a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the General Partners' immediate possession or control; and (vii) making all decisions as to accounting matters.

   15.2 Powers of Managing General Partner. The conduct of the Partnership's business shall be controlled solely by the Managing General Partner in accordance with this Partnership Agreement. Provided that the Managing General Partner has not been removed as a General Partner of the Partnership, adjudicated a bankrupt, insolvent, dissolved or ceased to exist, the Individual General Partner shall not participate in or exercise control over the affairs of the Partnership. The Managing General Partner shall have all authority, rights and powers conferred by law and those required or appropriate to the management of the Partnership business which, by way of illustration but not by way of limitation, shall, subject only to the provisions of Paragraph 15.4 following, include the right, authority and power:

   15.2.1 to acquire, improve, hold and dispose of real property, interests therein or appurtenances thereto, as well as personal or mixed property connected therewith, including the purchase, lease, improvement, maintenance, exchange, trade or sale of such properties and, in connection with any sale of a Property, to take back notes in payment of the purchase price and to sell such notes on such terms as the Managing General Partner determines, in its sole discretion, are in the best interest of the Partnership;

   15.2.2 to borrow money and, if security is required therefor, to mortgage or subject any Partnership investment to any other security device, to obtain replacements of any mortgage or other security device

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

 and to prepay, in whole or in part, refinance, increase, modify, consolidate or extend any mortgage or other security device, all of the foregoing at such terms and in such amounts as the Managing General Partner, in its sole discretion, deems to be in the best interests of the Partnership;

   15.2.3 to place record title to or the right to use Partnership assets in the name or names of a nominee or nominees, trustee or trustees for any purpose convenient or beneficial to the Partnership; provided, however, that no Properties or other assets shall be placed in the name of a nominee unless, with respect to each specific transaction, the Partnership previously or contemporaneously receives an opinion of independent tax counsel that the Partnership will be treated as the owner of such Properties or other assets, for federal income tax purposes, notwithstanding the fact that record title is held in the name of such nominee;

   15.2.4 to acquire and enter into any contract of insurance which the Managing General Partner deems necessary or appropriate for the protection of the Partnership and the General Partners, for the conservation of Partnership assets, or for any purpose convenient or beneficial to the Partnership;

   15.2.5 to employ persons in the operation and management of the business of the Partnership including, but not limited to, supervisory managing agents, building management agents, insurance brokers, real estate brokers and loan brokers, on such terms and for such compensation as the Managing General Partner shall determine, subject, however, to the limitations with respect thereto as set forth in Paragraph 9 and provided that agreements with the Managing General Partner or its Affiliates for the services set forth in Paragraph 9 shall contain the terms and limitations as to fees and expenses as set forth in Paragraph 9 and provided further that any of such agreements shall be terminated immediately upon dissolution of the Partnership under Paragraph 19.1;

   15.2.6 to prepare or cause to be prepared reports, statements and other relevant information for distribution to Limited Partners, including annual and semi-annual or quarterly interim reports;

   15.2.7 to open accounts and deposit and maintain funds in the name of the Partnership in banks or savings and loan associations;

   15.2.8 to cause the Partnership to make or revoke any of the elections permitted by the Code;

   15.2.9 to select as its accounting year for financial reporting and tax purposes a fiscal year ending October 31 or any other fiscal year;

   15.2.10 to determine the appropriate accounting method or methods to be used by the Partnership in maintaining its books and records, provided that for tax purposes, the Partnership shall use initially the accrual method of accounting;

   15.2.11 to offer and sell Units in the Partnership to the public directly or through any registered member of the National Association of Securities Dealers, Inc., whether an Affiliate or non-Affiliate, and to employ personnel, agents and dealers for such purpose;

   15.2.12 to require in all Partnership obligations that the General Partners shall not have any personal liability thereon but that the person or entity contracting with the Partnership is to look solely to the Partnership and its assets for satisfaction and in the event that any such obligations have personal liability, the General Partners may require their satisfaction prior to entering into contracts without such personal liability; provided, however, that the inclusion of the aforesaid provisions shall not materially affect the cost of the service or material being supplied and all Partnership obligations are satisfied in accordance with prudent business practices as to time and manner of payment;

   15.2.13 during the period ending two years after the Final Closing Date, to reinvest all Cash From Sales or Refinancings;

   15.2.14 to purchase Property in its own name or in the name of a nominee, a trust or otherwise (and assume loans in connection therewith) and temporarily hold title thereto for the purpose of facilitating the acquisition of such Property or the borrowing of money or obtaining of financing for the Partnership, or any other purpose related to the business of the Partnership; provided that such Property is purchased by the Partnership for a purchase price no greater than the cost of such Property to the Managing General

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

 Partner, except for compensation in accordance with Paragraph 9 of this Partnership Agreement; and further provided that there is no difference in interest rates of the loans secured by the Property at the time acquired by the nominee and the time acquired by the Partnership, nor any other benefit arising out of such transaction to the Managing General Partner apart from the compensation otherwise permitted by this Partnership Agreement and the Partnership shall receive, at the Partnership's expense, an opinion of independent tax counsel as required by the proviso to Paragraph 15.2.3;

   15.2.15 to allow the Partnership to borrow money from Tennessee Properties, Ltd. and/or Freeman Mortgage Corporation, at any time and from time to time including, but not limited to, prior to the Final Closing Date, and in connection therewith to pay interest to Tennessee Properties, Ltd. and/or Freeman Mortgage Corporation at a rate equal to that which Tennessee Properties, Ltd. and/or Freeman Mortgage Corporation is paying on any funds borrowed for such purposes or, if no funds have been borrowed, then at a rate equal to one percent above the average of the prime, base or index rate then being charged by the three largest banks in Nashville, Tennessee, provided that such borrowing does not constitute Financing;

   15.2.16 to allow the Partnership to sell Properties to Tennessee Properties, Ltd. and/or Freeman Mortgage Corporation in order to provide sufficient funds to the Partnership to repay loans, in the event that the proceeds of the sale of Units are not sufficient to permit the Partnership to repay any loans obtained in order to purchase Properties (In such event, Properties will be sold in the reverse order in which they were acquired by the Partnership with the most recently acquired Property being sold first. The sales price will be an amount equal to the Partnership's purchase price for the Property plus the amount of all Acquisition Fees and Acquisition Expenses paid by the Partnership in connection with the acquisition of the Property, the carrying costs, including principal and interest, incurred by the Partnership during the period the Partnership owned such Property and the cost of all capital improvements made to the Property at the expense of the Partnership. All or a portion of the price will be paid by Tennessee Properties, Ltd. and/or Freeman Mortgage Corporation taking title subject to any existing mortgage loans on the Properties.);

   15.2.17 subject to the provisions of Paragraphs 15.4.32 and 15.4.33, to invest in any program, partnership or other venture, at such price, rental or amount, for cash, securities (in compliance with appropriate securities regulations) other than the Partnership's limited partnership interests or other property, and upon such terms as the Managing General Partner deems, in its sole discretion, to be in the best interests of the Partnership;

   15.2.18 to allow the Partnership to lease computer equipment, to be used in the operation of Properties, from the General Partners or their Affiliates, provided that such equipment is leased to the Partnership at a price no greater than cost or that which would be charged by unaffiliated third parties for comparable equipment;

   15.2.19 to assure any person dealing with the Partnership or the General Partners that he may rely upon a certificate signed by the Managing General Partner as authority with respect to: (i) the identity of any General Partner or Limited Partner hereof; (ii) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by a General Partner or which are in any other manner germane to the affairs of the Partnership;
(iii) the persons who are authorized to execute and deliver any instrument or document of the Partnership; or (iv) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner; and

   15.2.20 to execute, acknowledge and deliver any and all instruments to effectuate the foregoing, and to take all such action in connection therewith as the Managing General Partner shall deem necessary or appropriate.

   15.3 Amendments Without Consent. In addition to any amendments otherwise authorized herein, this Agreement may be amended from time to time by the General Partners, without seeking any further approval from the Limited
Partners:

   15.3.1 to add to the representations, duties or obligations of the Managing General Partner or its Affiliates or surrender any right or power granted to the Managing General Partner or its Affiliates herein, for the benefit of the Limited Partners;

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

    15.3.2 to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with law or with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with law or with the provisions of this Agreement or will not violate any provisions of state securities laws applicable to the Partnership as in effect at the time the amendment is adopted, or judicial or administrative interpretations thereof;

   15.3.3 to delete or add any provision of this Agreement required to be so deleted or added by the staff of the Securities and Exchange Commission or of a state securities commission, which addition or deletion is deemed by such commission to be for the benefit or protection of the Limited Partners;

   15.3.4 to reflect the addition or substitution of Limited Partners or the reduction of capital accounts upon the return of capital to Partners;

   15.3.5 to change the name of the Partnership to any lawful name which it may select; and

   15.3.6 upon notice to all Limited Partners, (a) to amend the provisions of
Article 11 and any other applicable provision of this Agreement: (i) so as to revise the date upon which each Partner's distributive share of Net Income, Net Loss and Distributions of Distributable Cash From Operations is determined and the period of time over which such distributive share relates, provided that in the opinion of the accountants or counsel to the Partnership, such amended provisions are permissible under applicable federal and/or state income tax legislation, rules or regulations enacted or promulgated thereunder, or administrative pronouncements or interpretations thereof; and (ii) to the minimum extent necessary to take account of any amendment to Section 704 of the Code or the regulations thereunder or any judicial or administrative interpretation thereof; and/or (b) in the event that either (i) the assets of the Partnership would constitute "plan assets" for purposes of ERISA or (ii) the transactions contemplated hereunder would constitute "prohibited transactions" under ERISA or the Code and an exemption for such transactions is not obtainable, or not sought by the Managing General Partner, from the United States Department of Labor, to (x) restructure the Partnership's activities to the extent necessary to comply with any exemption in any final plan asset regulation adopted by the Department of Labor or to comply with any requirement the Department of Labor might impose as a condition to granting a prohibited transaction exemption, including, but not limited to, discontinuing sales to tax-exempt investors after a given date and/or restructuring the property management activities of the Partnership, and/or (y) terminate the offering of Units or to compel a dissolution and termination of the Partnership; and (iii) to ensure that the provisions of this Agreement will comply with any applicable federal or state legislation enacted after the date of this Agreement. The Managing General Partner is empowered to amend such provisions to the minimum extent necessary in accordance with the advice of accountants and/or counsel to comply with any applicable federal or state legislation, rules, regulations, administrative pronouncements or interpretations and/or judicial interpretations thereof after the date of this Agreement. Such amendments made by the Managing General Partner in reliance upon the advice of competent accountants or counsel described above shall be deemed to be made pursuant to the fiduciary obligation of the Managing General Partner to the Partnership and Limited Partners, and no such amendment shall give rise to any claim or cause of action by any Limited Partner.

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   15.4 Limitations. Neither the General Partners nor any Affiliate shall have the authority to:

   15.4.1 enter into contracts with the Partnership which would bind the Partnership after the removal, adjudication of bankruptcy or insolvency of a General Partner, or continue the business with Partnership assets after the occurrence of such event;

   15.4.2 grant to them or any Affiliate an exclusive listing for the sale of Partnership assets, including Partnership Properties;

   15.4.3 without obtaining the consent of the Limited Partners pursuant to Paragrapth 16.2.5, sell Substantially All of the Assets of the Partnership in a single sale, or in multiple sales in the same twelve-month period, except in the orderly liquidation and winding up of the business of the Partnership upon its termination and dissolution and except in the ordinary course of the business of the Partnership;

   15.4.4 without obtaining the consent of the Limited Partners pursuant to Paragraph 16.2.6, pledge or encumber Substantially All of the Assets of the Partnership at one time, other than in connection with the acquisition or improvement of assets, initial financing of a Partnership Property or the refinancing of previous obligations;

   15.4.5 alter the nature of the business of the Partnership as set forth in Paragraph 3;

   15.4.6 receive a rebate or give-up or participate in any reciprocal business arrangements which would enable it or an Affiliate to do so;

   15.4.7 except as provided in Paragraphs 15.2.14 and 15.2.16, cause the Partnership to acquire Property from or sell or lease any Property to any entity in which a General Partner or any Affiliate has an interest, provided, however, that an Affiliate may lease commercial space in a Property owned by the Partnership if the lease rentals are at the competitive rate charged for similar space in the Property to unaffiliated parties and the aggregate space leased to the Affiliate is 10% or less of the total rentable area in the Property and provided that any rent in excess of the rent paid under any such lease which is received by an Affiliate of the Managing General Partner in connection with a sublease of the premises covered by such lease shall be paid to the Partnership;

   15.4.8 except as provided in Paragraph 15.2.14, sell or lease Property to the Partnership;

   15.4.9 purchase Partnership Property for the Partnership without first having obtained an appraisal with respect to the value thereof, rendered by an independent appraiser who is a member of a nationally recognized society of appraisers, which appraisal provides that the purchase price of such Property plus any Acquisition Fees paid with respect to such Property by any person equals or is less than the appraised value;

   15.4.10 cause the Partnership to exchange Units for real property;

   15.4.11 cause the Partnership to incur mortgage financing which, with level payments, would amortize such financing over a period in excess of 30 years. All such financing, including all-inclusive and wraparound loans and interest-only loans, shall provide that no balloon payments may become due sooner than the earlier of: (a) ten years from the date the Partnership acquires the Property, or (b) two years beyond the anticipated holding period of the Property, provided in such case that a balloon payment shall not become due sooner than seven years from the date the Partnership acquires the Property. The foregoing restrictions set forth in this Paragraph shall not apply to financing representing, in the aggregate, 25% or less of the total purchase price of the Properties acquired;

   15.4.12 provide Financing to the Partnership except for the purchase of Partnership Property by use of a wraparound note and mortgage ("all-inclusive" note and deed of trust) in which case: (i) no General Partner or any Affiliate thereof shall receive interest in excess of that payable to the lender on such underlying encumbrances; (ii) all payments on the underlying obligation shall be made by the Partnership or, in the alternative, payments by the Partnership on the wraparound note are made to a third party collecting agent which in turn disburses such payment, first to the holder of such underlying obligation, and thereafter to the holder of the wraparound note; and (iii) the Partnership will receive credit on its all-inclusive note for payments made directly on the underlying obligations;

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

    15.4.13 do any act in contravention of this Partnership Agreement or which would make it impossible to carry on the ordinary business of the Partnership;

   15.4.14 confess a judgment against the Partnership in connection with any threatened or pending legal action;

   15.4.15 possess any Partnership Property or assign the rights of the Partnership in specific Partnership Property for other than a Partnership purpose;

   15.4.16 perform any act (other than an act required by this Agreement or any act taken in good faith reliance upon counsel's opinion) which would, at the time such act occurred, subject any Limited Partner to liability as a general partner in any jurisdiction;

   15.4.17 reinvest in Property any Adjusted Cash From Operations or, after two years from the Final Closing Date, any Cash From Sales or Refinancings, provided, however, that this Paragraph shall not prohibit the Partnership from utilizing Cash From Sales or Refinancings for the purpose of paying or prepaying any indebtedness of the Partnership (including, without limitation, indebtedness with respect to any Partnership Properties);

   15.4.18 invest any of the Gross Proceeds in Properties which are non-income producing;

   15.4.19 receive any insurance brokerage fee or write any insurance policy covering any of the Partnership Properties;

   15.4.20 employ, or permit to employ, the funds or assets of the Partnership in any manner except for the exclusive benefit of the Partnership;

   15.4.21 incur any nonrecourse indebtedness wherein the lender will have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profit, capital or property of the Partnership other than as a secured creditor;

   15.4.22 incur aggregate borrowings in excess of 80% of the aggregate value of all Properties as of the date of refinancing (the aggregate value of all Properties which have been refinanced shall be as determined by the respective lender as to each refinanced Property; and the aggregate value of all Properties which have not been refinanced shall be the aggregate purchase price of such Properties);

   15.4.23 commingle the Partnership funds with those of any other person or entity except that: (i) the use of a zero balance or clearing account shall not constitute a commingling of Partnership funds; (ii) funds of the Partnership and funds of other partnerships sponsored by the Managing General Partner or its Affiliates may be held in an account or accounts established and maintained for the purpose of making computerized disbursements and/or short-term investments; and (iii) the Managing General Partner may establish a master fiduciary account pursuant to which separate subtrust accounts are established for the benefit of other limited partnerships affiliated with the Managing General Partner or its Affiliates, provided, however, that Partnership funds shall be protected from the claims of such other affiliated limited partnerships and/or creditors;

   15.4.24 except as provided in Paragraph 9, receive any commission or fee for the placement of mortgage loans or trust deed loans on any Property or otherwise act as a finance broker on behalf of the Partnership;

   15.4.25 directly or indirectly pay or award any finder's fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchaser regarding the purchase of Units; provided, however, that the General Partners shall not be prohibited from paying the normal sales commissions payable to a broker-dealer registered with the NASD;

   15.4.26 operate the Partnership in such a manner as to have the Partnership classified as an "investment company" for purposes of the Investment Company Act of 1940;

   15.4.27 invest any of the Gross Proceeds in mortgages, junior trust deeds or other similar obligations;

    15.4.28 use any of the Gross Proceeds to prepay interest on Partnership mortgages, deeds of trust or other similar obligations; however, the Managing General Partner may cause the Partnership to pay "points" to prospective lenders as a condition to obtaining financing and may cause the Partnership to pay any prepayment penalties incurred by the sellers of Properties acquired by the Partnership;

   15.4.29 cause the Partnership to enter into any agreements with a General Partner or its Affiliates which shall not be subject to termination without penalty by either party upon not more than 60 days' written notice;

   15.4.30 cause the Partnership to lend money to the General Partners or their Affiliates;

   15.4.31 except as specifically provided in this Partnership Agreement, cause the Partnership to invest in or underwrite the securities of other issuers for any purposes;

   15.4.32 cause the Partnership to invest in any program, partnership or other venture unless:

      (i) it is a general partnership or a joint venture;

      (ii) such general partnership or joint venture owns and operates a particular Property and the Partnership alone or with any Affiliate acquires the controlling interest in such entity;

      (iii) the Partnership, as a result of the form of such ownership of a Property, is not charged, directly or indirectly, more than once for the same service;

      (iv) the agreement of partnership or joint venture does not authorize the Partnership to do anything as a partner or joint venturer with respect to the Property which the Partnership or a General Partner could not do directly because of the policies set forth in this Partnership Agreement;

      (v) the General Partners and the Affiliates of a General Partner are prohibited from receiving any compensation, fees or expenses which are not permitted to be paid under the terms of this Partnership Agreement; and

      (vi) the joint venture agreement provides the same distributive share in each item of income, gain, loss, deduction, credit, and basis in the joint venture to the Partnership and such share will remain the same during the entire period that the Partnership is engaged in the joint venture; or

   15.4.33 cause the Partnership to invest in joint venture arrangements with an Affiliate of the Managing General Partner (including, without limitation, a public or private limited partnership sponsored by the General Partners or their Affiliates) unless the following additional conditions are met:

      (i) such Affiliate has investment objectives and policies comparable to those of the Partnership;

      (ii) there are no duplicative property management or other fees;

      (iii) the compensation of the Managing General Partner and sponsor of such Affiliate from the joint venture is comparable;

      (iv) the Partnership has a right of first refusal to buy the Affiliate's interest in the joint venture if such Affiliate wishes to sell property held in the joint venture; and

      (v) the investment of the Partnership and the Affiliate in the joint venture is on substantially the same terns and conditions.

   15.5 No Personal Liability. The General Partners shall have no personal liability for the repayment of the Original Invested Capital of any Limited Partner or to repay to the Partnership any portion or all of any negative balance in their capital accounts.

   15.6 Notice of Limitation of Liability. Each of the General Partners shall at all times conduct its or his affairs and the affairs of the Partnership and all of its Affiliates in such a manner that neither the Partnership nor any Partner nor any Affiliate of any Partner will have any personal liability under any mortgage on any of the Partnership Properties, unless, in the opinion of the Managing General Partner, it would be in the best interest of the Limited Partners for the General Partners to be personally liable on recourse liability. The Managing General Partner shall use its best efforts, in the conduct of the

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 Partnership's business, to put all suppliers and other persons with whom the
Partnership does business on notice that the Limited Partners are not liable for Partnership obligations and all agreements to which the Partnership is a party shall include a statement to the effect that the Partnership is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act; however, the Managing General Partner shall not be liable to the Limited Partners for any failure to give such notice to such suppliers or other persons.

   15.7 Notice of Withdrawal of General Partner. Following the receipt by the Managing General Partner of written notice of the proposed retirement or withdrawal of any General Partner, the Managing General Partner shall promptly send written notice of such retirement or withdrawal to the Limited Partners.

   15.8 Commitment to Investment in Properties. In accordance with the provisions of the Statement of Policy Regarding Real Estate Programs adopted by the North American Securities Administrators Association, Inc. on October 2, 1985, effective January 1, 1986, the Managing General Partner shall commit to Investment in Properties a percentage of Gross Proceeds at least equal to 5.5% plus the greater of (i) 80% of Gross Proceeds reduced by .1625% for each 1% of indebtedness encumbering the Partnership's Properties or (ii) 67% of the Gross Proceeds.

   15.9 Accounting Matters. The Managing General Partner shall make all decisions as to accounting matters in accordance with the accounting methods adopted by the Partnership in accordance with generally accepted accounting principles and procedures applied on a consistent basis. The Managing General Partner may rely on the Partnership's independent certified public accountants to determine whether such decisions are in accordance with generally accepted accounting principles.

   15.10 Tax Matters Partner. Freeman Diversified Properties, Inc. is hereby designated as the "Tax Matters Partner" in accordance with Section 6231(a)(7) of the Code and, in connection therewith and in addition to all other powers given thereunder, shall have all other powers needed to fully perform hereunder including, without limitation, the power to retain all attorneys and accountants of its choice and the right to manage administrative tax proceedings conducted at the Partnership level by the Internal Revenue Service with respect to Partnership matters. Any Partner has the right to participate in such administrative proceedings relating to the determination of Partnership items at the Partnership level. Expenses of such administrative proceedings undertaken by the Tax Matters Partner will be paid for out of Partnership assets. Each Limited Partner who elects to participate in such proceedings will be responsible for any expenses incurred by such Limited Partner in connection with such participation. Further, the cost of any adjustments to a Limited Partner and the cost of any resulting audits or adjustments of a Limited Partner's tax return will be borne solely by the affected Limited Partner. The Partnership hereby indemnifies Freeman Diversified Properties, Inc. from and against any damages or losses (including attorneys' fees) arising out of or incurred in connection with any action taken or omitted to be taken by it in good faith in carrying out its responsibilities as Tax Matters Partner, provided that (i) a majority of the General Partners must determine that such course of conduct was in the best interests of the Partnership and did not constitute negligence or misconduct and (ii) indemnification shall be recoverable only from the assets of the Partnership and not from the assets of the Limited Partners.

   15.11 Designated Organizer and Designated Person. The Managing General Partner shall be the "designated organizer" of the Partnership and the "designated person" for maintaining lists of investors in the Partnership, and shall take such actions as shall be required to timely register the Partnership and to maintain lists of investors in the Partnership.

   15.12 Comparison With General Partnership. Except as otherwise provided in this Partnership Agreement, the Managing General Partner shall have all the rights and powers and shall be subject to all the restrictions of a partner in a partnership without limited partners.

16. RIGHTS AND POWERS OF THE LIMITED PARTNERS

   16.1 Control. Limited Partners shall not take part in or interfere in any manner with the control of the Partnership and shall have no right or authority to act for or bind the Partnership.

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    16.2 Voting Rights. Limited Partners shall have the right, by Majority
Vote, to vote only upon the following matters affecting the basic structure of the Partnership:

   16.2.1 removal of a General Partner;

   16.2.2 the election of a successor General Partner and continuation of the business of the Partnership, pursuant to Paragraph 19.1.1 of this Partnership Agreement;

   16.2.3 termination and dissolution of the Partnership except that nothing herein shall require the General Partners to solicit a Majority Vote in favor of a termination and dissolution unless Limited Partners have exercised their right under Paragraph 16.3 to call for such vote;

   16.2.4 amendment of the Partnership Agreement, provided such amendment is not for any of the purposes set forth in Paragraph 15.3 hereof;

   16.2.5 the sale of all or Substantially All of the Assets of the Partnership in a single sale, or in multiple sales in the same twelve-month period, except in the orderly liquidation and winding up of the business of the Partnership upon its termination and dissolution and except in the ordinary course of the business of the Partnership;

   16.2.6 the pledge or encumbrance of all or Substantially All of the Assets of the Partnership at one time, other than in connection with the acquisition or improvement of assets, initial financing of a Partnership Property or the refinancing of previous obligations;

   16.2.7. the extension of the term of the Partnership;

   16.2.8 the assignment of a General Partner's interest in the Partnership, subject to the provisions of Paragraph 17.5;

   16.2.9 material changes in the five primary investment objectives of the Partnership as described in the Prospectus under the caption "Partnership Objectives and Policies--Investment Objectives";

   16.2.10 a material modification of a contract entered into with an Affiliate pursuant to Paragraph 9.1 of the Partnership Agreement; and

   16.2.11 the reformulation of the structure of the Partnership to enable it, if possible, to be treated as a Real Estate Investment trust or other form of pass-through entity.

   16.3 Call of Meeting. The Managing General Partner may at any time call a meeting of the Limited Partners or for a vote, without a meeting, of the Limited Partners on matters on which they are entitled to vote, and shall call for such meeting or vote following receipt of written request therefor of Limited Partners holding 10% or more of the Total Outstanding Units as of the date of receipt of such written request ("notice date"). Within 10 days of such notice date, the Managing General Partner shall notify all Limited Partners of record as of the notice date that a meeting, if called, will be held at the Partnership's principal place of business at a time requested by the Limited Partners calling the meeting, or, if no such time has been requested, the time specified by the Managing General Partner, or, if no such meeting has been called, the date upon which the votes without a meeting will be counted; provided, however, that such period for the giving of notice may be extended if such extension is necessary for clearance by the Securities and Exchange Commission of the solicitation materials to be forwarded to the Limited Partners in connection with such meeting. The General Partners will use their best efforts to obtain such clearance. Written notice of any meeting or any vote without a meeting shall be given by the Managing General Partner either personally or by first class mail but not less than 15 nor more than 60 days before the date of such meeting or vote and shall include a detailed statement of the action proposed (including a verbatim statement of the wording of any resolution proposed for adoption by the Limited Partners and any proposed amendment to this Partnership Agreement). All expenses of the voting and such notification shall be borne by the Partnership.

   16.4 Manner of Voting. A Limited Partner who is entitled to vote shall be entitled to cast one vote or portion thereof for each Unit or portion thereof which he owns: (i) at a meeting, in person, by written proxy or by a signed writing directing the manner in which he desires that his vote be cast, which writing

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

must be received by the Managing General Partner prior to such meeting, or
(ii) without a meeting, by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the Managing General Partner prior to the date upon which the votes of Limited Partners of record on the notice date, whether at a meeting or otherwise, shall be counted. No General Partner shall be entitled to vote unless he or it owns Units. The laws of the State of Delaware pertaining to the validity and use of corporate proxies shall govern the validity and use of proxies given by Limited Partners. At each meeting of Limited Partners, the Managing General Partner shall appoint such officers and adopt such rules for the conduct of such meeting as the Managing General Partner shall deem appropriate. The holders of a majority of the Total Outstanding Units, represented in person or by proxy, shall constitute a quorum at a meeting of the Limited Partners. In connection with each meeting or vote without a meeting of the Limited Partners, the Partnership shall provide for proxies or written consents which specify a choice between approval and disapproval of each matter to be acted upon at the meeting or by vote without a meeting. For purposes of obtaining a written vote under this Partnership Agreement, the Managing General Partner may require a written response within a specified time, but not less than 30 days, nor more than 45 days after the date of the notice.

   16.5 Limitations. No Limited Partner shall have the right or power to: (i) withdraw or reduce his contribution to the capital of the Partnership except as a result of the dissolution of the Partnership or as otherwise provided by law; (ii) bring an action for partition against the partnership; (iii) cause the termination and dissolution of the Partnership by court decree or otherwise, except as set forth in this Partnership Agreement or as provided by law; (iv) demand or receive property other than cash in return for his contribution; or (v) contract away the fiduciary duty owed to him by the Sponsor under the common law. No Limited Partner shall have priority over any other Limited Partner either as to the return of contributions of capital or as to Net Income, Net Loss or Distributions. Other than upon the termination and dissolution of the Partnership as provided by this Partnership Agreement, and except as otherwise provided by this Partnership Agreement, there has been no time agreed upon when the contribution of each Limited Partner may be returned.

17. WITHDRAWAL, REMOVAL, BANKRUPTCY OR DISSOLUTION OF A GENERAL
PARTNER AND TRANSFER OF A GENERAL PARTNER'S INTEREST

   17.1 Removal. Any General Partner may be removed as a General Partner of the partnership upon a Majority Vote. Written notice of the removal of a General Partner shall be served upon him either by certified or by registered mail, return receipt requested, or by personal service. Such notice shall set forth the date upon which the removal is to become effective.

   17.2 Sale of Interest. Upon the withdrawal, removal, adjudication of bankruptcy of a General Partner, dissolution of a corporate General Partner or the insolvency or death of an individual General Partner ("Terminated Partner"), the interest of such Terminated Partner in the Net Income, Net Loss and Distributions from the Partnership shall be purchased by the Partnership for a purchase price determined according to the provisions of Paragraph 17.3.

   17.3 Sale Price. The Terminated Partner shall receive from the Partnership the fair market value of its interest in the Partnership, determined by agreement between the Terminated Partner and the Partnership, or if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association. The expense of arbitration shall be borne equally by the Terminated Partner and the Partnership. For purposes of this Paragraph, the fair market value of the interest of the Terminated Partner shall be deemed to be the amount the Terminated Partner would receive upon dissolution and termination of the Partnership under Paragraph 19.2 assuming such dissolution or termination occurred on the date of the dissolving event specified in Paragraph 17.2 and assuming the assets of the Partnership were sold for their then fair market value without compulsion of the Partnership to sell such assets. In the case of voluntary withdrawal, payment shall be made by a non-interest bearing unsecured promissory note with principal payable, if at all, from Distributions which the Terminated Partner otherwise would have received had the Terminated Partner not withdrawn as a General Partner in the Partnership. In the case of involuntary withdrawal, removal, adjudication of bankruptcy, dissolution of a corporate General Partner or insolvency or death of an individual General Partner, payment shall be

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

 made by an unsecured promissory note bearing 10% simple interest per annum on the unpaid principal amount of such promissory note with principal and all unpaid accrued interest subject to mandatory prepayment from all Cash From Sales or Refinancings and the remaining unpaid principal balance and accrued interest on such promissory note due and payable five years from the date of occurrence of an event specified in Paragraph 19.1.

   17.4 Purchase Price. Should a successor General Partner be elected under Paragraph 16.2, such successor General Partner ("Acquiring Partner") shall purchase from the Partnership, within 60 days of its election, the interest which the Partnership purchased from the Terminated Partner. For such interest the Acquiring Partner shall pay the amount determined pursuant to Paragraph 17.3 to be the fair market value of such interest. Payment shall be made by a promissory note bearing 10% simple interest per annum on the unpaid principal amount of the promissory note secured by assignment by the Acquiring Partner to the Partnership of the future Distributions by the Partnership to the Acquiring Partner, which principal amount together with accrued interest shall be payable at the times and in the amounts equal to 75% of such Distributions until such time as the principal amount together with accrued interest is paid in full, but shall become due and payable in full by the Acquiring Partner at such time as the Partnership is finally wound up and liquidated.

   17.5 Managing General Partner's Interest. Until the dissolution of the Partnership, the Managing General Partner shall not take any voluntary steps to dissolve itself and shall not voluntarily withdraw from the Partnership. The Managing General Partner's interest in the Partnership as a General Partner shall not be assignable to a non-Affiliate except in connection with any merger, consolidation or sale as provided in Paragraph 17.7 without a Majority Vote. Any entity to which the entire interest of the Managing General Partner in the Partnership is assigned in compliance with this Paragraph 17.5 shall be substituted in its stead as a General Partner of the Partnership by the remaining General Partner(s) by the filing of appropriate amendments to this Partnership Agreement and any separate Certificate of Limited Partnership. The foregoing notwithstanding, the Managing General Partner may at any time assign its right to receive the Partnership Management Fee or Subordinated Incentive Fee without the consent of any other Partners, although any such assignment shall not relieve the Managing General Partner of its obligation to render services for which such fees are payable.

   17.6 Withdrawal of Individual General Partner. Any Individual General Partner may withdraw from the Partnership, provided there has been 60 days' prior written notice to the Limited Partners of such withdrawal; and provided, further, that the Partnership first receives an opinion of counsel to the Partnership to the effect that upon such withdrawal the Partnership will continue to be treated as a partnership for federal income tax purposes.

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   17.7  No Limitation on Merger or Reorganization. Nothing in this Agreement shall be deemed to prevent the merger or reorganization of Freeman
Diversified Properties, Inc. into or with any other corporation, or the transfer of all the capital stock of Freeman Diversified Properties, Inc. and the assumption of the rights and duties of the Managing General Partner by, in the case of a merger, reorganization or consolidation, the surviving corporation by operation of law; provided, that, the Partnership shall have received an opinion of counsel that immediately after such merger, reorganization or consolidation, the Partnership shall continue to be treated as a Partnership for federal income tax purposes.

   17.8 Additional General Partners. One or more additional individual or associate General Partners may be admitted to the Partnership, from time to time, in the discretion of the Managing General Partner. In addition, successor General Partners may be elected pursuant to, and as described in, the provisions of Paragraphs 16.2.2, 17.4 and 19.1.1 of this Partnership Agreement. In such event, the aggregate interest of the General Partners in Partnership Net Income, Net Loss and Distributions shall be apportioned among the General Partners in such manner as the General Partners shall agree and will not alter the allocations between the General and Limited Partners.

18. CERTAIN TRANSACTIONS

   The General Partners, any Limited Partner, any Affiliates, any shareholder, officer, director, partner or employee thereof, or any person owning a legal or beneficial interest therein, may engage in or possess an interest in any other business or venture of every nature and description, independently or with others including, but not limited to, the ownership, financing, leasing, operation, management, brokerage and development of real property. Except as described in the Prospectus, neither the General Partners nor their Affiliates shall be obligated to present to the Partnership any particular investment opportunity, regardless of whether such opportunity is of such character that the Partnership could take it if such opportunity were presented to the Partnership, and each General Partner and Affiliate shall have the right to take for its own account (individually or otherwise) or to recommend to others any such investment opportunity.

19. TERMINATION AND DISSOLUTION OF THE PARTNERSHIP

   19.1 Terminating Events. The Partnership shall be terminated and dissolved upon the earliest to occur of the following:

   19.1.1 the withdrawal, removal, adjudication of bankruptcy or insolvency of a General Partner, dissolution or other cessation to exist as a legal entity of a corporate General Partner, or the death of an individual General Partner unless (i) the remaining General Partner, within 60 days of the date of such event, elects to continue the business of the Partnership, or (ii) if there is no remaining General Partner, the Limited Partners by Majority Vote, within 90 days of the date of such event, elect to continue the business of the Partnership, in a reconstituted form if necessary, and elect a successor General Partner effective as of the date of such withdrawal (expenses incurred in reformation, or attempted reformation, of the Partnership shall be deemed expenses of the Partnership);

   19.1.2 a Majority Vote in favor of dissolution and termination of the Partnership;

   19.1.3 the expiration of the term of the Partnership;

   19.1.4 the disposition of all interests in Properties and other assets of the Partnership and the receipt of the final cash payment of the purchase price of all such Properties and assets; or

   19.1.5 the election by the General Partners, after consulting with Partnership counsel but without the consent of any Limited Partner, in the event that either (i) the Partnership's assets constitute "plan assets," as such term is defined for purposes of ERISA, or (ii) any of the transactions contemplated under this Partnership Agreement constitutes a "prohibited transaction" under ERISA and no exemption for such transaction is obtainable from the United States Department of Labor or the General Partners determine not to seek such an exemption.

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    19.2  Liquidation and Distribution of Assets. Upon a dissolution and termination of the Partnership for any reason, the Managing General Partner shall take full account of the Partnership's assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining the fair value thereof, and shall apply and distribute the proceeds therefrom in the following order:

   19.2.1 to the payment of creditors of the Partnership, but excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Partnership assets;

   19.2.2 to the repayment of any outstanding loans made by the General Partners to the Partnership in accordance with Paragraph 15 or any outstanding fees; and

   19.2.3 to the General Partners and Limited Partners pursuant to the provisions of Paragraph 11 of this Partnership Agreement.

20.  SPECIAL POWER OF ATTORNEY

   20.1 Grant of Power of Attorney. By executing this Partnership Agreement, each Limited Partner is hereby granting to the Managing General Partner a special power of attorney irrevocably making, constituting and appointing the Managing General Partner as the attorney-in-fact for such Limited Partner, with power and authority to act in his name and on his behalf to execute, acknowledge and swear to in the execution, acknowledgment and filing of documents, which shall include, by way of illustration but not of limitation, the following:

   20.1.1 the Partnership Agreement, any separate Certificate of Limited Partnership, as well as any amendments to or restatements of the foregoing adopted in accordance with the Partnership Agreement which, under the laws of the State of Delaware or the laws of any other state, are required to be filed or which the Managing General Partner deems to be advisable to file;

   20.1.2 any other instrument or document which may be required to be filed by the Partnership under the laws of any state or by any governmental agency or which the Managing General Partner deems advisable to file; and

   20.1.3 any instrument or document which may be required to effect the continuation of the Partnership for a period not in excess of the term set forth in Paragraph 4, to reflect the admission of an additional or substituted Partner or any reductions in amount of contributions of Partners or the dissolution and termination of the Partnership (provided such continuation, admission or dissolution and termination are in accordance with the terms of this Partnership Agreement).

   20.2 Character of Power of Attorney. The special power of attorney being hereby granted by each Limited Partner:

   20.2.1 is a special power of attorney coupled with an interest, is irrevocable, shall survive the death or legal incapacity of the granting Limited Partner, and is limited to those matters herein set forth;

   20.2.2 may be exercised by the Managing General Partner acting alone for each Limited Partner by a facsimile signature of the Managing General Partner or by one of its officers, or by listing all of the Limited Partners executing any instrument with a signature of the Managing General Partner or one of its officers acting as its attorney-in-fact; and

   20.2.3 shall survive an assignment by a Limited Partner of all or any portion of his Units except that, where the assignee of the Units owned by a Limited Partner has been approved by the Managing General Partner for admission to the Partnership as a substituted Limited Partner, the special power of attorney shall survive assignment for the sole purpose of enabling the Managing General Partner to execute, acknowledge and file any instrument or document necessary to effect such substitution.

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    20.3  Consent. Each Limited Partner agrees that each special power of attorney specified in Paragraph 20.1, with full power of substitution, is hereby authorized and empowered to execute, acknowledge, make, swear to, verify, deliver, record, file and/or publish, for and on behalf of such Limited Partner, any and all instruments and documents which may be necessary or appropriate to permit the appointment of the successor General Partner to be lawfully made or action lawfully taken or omitted. Each Limited Partner is fully aware that he and each other Limited Partner have executed this special power of attorney, and that each Limited Partner will rely on the effectiveness of such powers with a view to the orderly administration of the Partnership's affairs.

21.  INDEMNIFICATION

   21.1 Agreement to Indemnify. The Partnership, its receiver or its trustee, shall, to the maximum extent permitted by law, indemnify, save harmless and pay all judgments and claims against the Sponsor from any liability, loss or damage incurred by the Sponsor or by the Partnership by reason of any act performed or omitted to be performed by the Sponsor, including costs and reasonable attorneys' fees (which attorneys' fees may be paid as incurred) and any amount expended in the settlement of any claim of liability, loss or damage; provided that (i) the Sponsor must have determined, in good faith, that the course of conduct was in the best interests of the Partnership; (ii) such liability or loss was not the result of negligence or misconduct by the Sponsor; and (iii) any such indemnification shall be recoverable only from the assets of the Partnership and not from the assets of the Limited Partners. All judgments against the Partnership and the Sponsor, wherein the Sponsor is entitled to indemnification, must first be satisfied from Partnership assets before such Sponsor is responsible for these obligations. The Partnership shall not pay for any insurance covering liability of the Sponsor for actions or omissions for which indemnification is not permitted hereunder; provided, however, that nothing contained herein shall preclude the Partnership from purchasing and paying for such types of insurance, including extended coverage liability and casualty and workers' compensation, as would be customary for any person owning comparable assets and engaged in a similar business, or from naming the Sponsor as an additional insured party thereunder, provided that such addition does not add to the premiums payable by the Partnership. Nothing contained herein shall constitute a waiver by any Limited Partner of any right which he may have against any party under federal or state securities laws.

   21.2 Limitations. Notwithstanding the foregoing Paragraph 21.1, the Sponsor shall not be indemnified pursuant to the foregoing Paragraph 21.1 from any liability, loss or damage incurred by it in connection with (i) any liability imposed by law, including liability for negligence or misconduct or
(ii) any claim or settlement involving allegations that federal or state securities law was violated by the Sponsor unless: (a) the entity seeking indemnification is successful in defending such action on the merits of each count involving securities laws violations and such indemnification is specifically approved by a court of competent jurisdiction; or (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or (c) a court of competent jurisdiction approves a settlement of the claims against the entity seeking indemnification involving securities law violations and finds that indemnification of the settlement and related costs should be made. Any person seeking indemnification shall apprise the court as to the current position of the Securities and Exchange Commission, the California Commissioner of Corporations, the Massachusetts Securities Division and other applicable state securities administrators regarding indemnification for violations of securities law.

   21.3 Advances. The Partnership may not advance any funds to the General Partners or their Affiliates for legal expenses and other costs incurred as a result of any legal action initiated against such person by a Limited Partner. The Partnership may advance funds to the General Partners or their Affiliates for legal expenses and other costs incurred as a result of a legal action if: (i) the legal action relates to the performance of duties or services by the General Partners or their Affiliates on behalf of the Partnership for which they could be indemnified; (ii) the legal action is initiated by a third party who is not a Limited Partner; and (iii) the person receiving the advance undertakes to repay the advanced funds to the Partnership if he is not entitled to indemnification.

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 22.  REPURCHASE OF UNITS

   22.1 General. Commencing twenty-four months after the Final Closing Date, any Limited Partner may present its Units to the Partnership for repurchase. The Partnership will repurchase such Units for cash to the extent it has funds available from the Repurchase Account, subject to the conditions described in this Paragraph 22. The Repurchase Account will be initially funded by 5% of Adjusted Cash From Operations of the Partnership. In the event the Partnership's property reserve account is decreased below two percent of the Gross Proceeds, the Managing General Partner, in its sole and absolute discretion, may transfer funds from the Repurchase Account to the property reserve account.

   22.2 Procedures.

   22.2.1 Making a Request. A Limited Partner wishing to have its Units repurchased must mail or deliver a written request to the Partnership, executed by such Limited Partner, its trustee or authorized agent, indicating its desire to have such Units repurchased. Within 15 days following the Partnership's receipt of the Limited Partner's request, the Partnership will forward to such Limited Partner the documents necessary to effect the repurchase, including any signature guarantee the Partnership may require.

   22.2.2 Honoring of Requests. If requests for repurchases exceed the amount available in the Repurchase Account, the Partnership will honor such requests on a first-come, first-served basis, based on the date the Partnership receives the completed documents necessary for the repurchase. If on a particular day more requests are received than funds are available, all requests received that day will be prorated, and those Limited Partners will be deemed to have priority for subsequent Partnership repurchases over other Limited Partners who subsequently request repurchases. In the event prorated requests would reduce the remaining Units of any Limited Partners to a number less than the minimum, the Managing General Partner, in its sole and absolute discretion, may honor certain of such requests in their entirety and defer in their entirety the repurchase of such other Units based upon such method of random choice as the Managing General Partner, in its sole and absolute discretion, may determine. Any Units repurchased by the Partnership will be cancelled.

   22.2.3 Effective Date. The effective date of a repurchase shall be the last day of the first full fiscal quarter preceding the receipt by the Partnership of the written request for such repurchase.

   22.2.4 Valuation. For valuation purposes, any Units to be repurchased shall be deemed to be repurchased on a date not earlier than the date on which the final Distribution to which such Limited Partner is entitled is made or the date on which the amount of any such final Distribution is determinable.

   22.3 Repurchase Price. The repurchase price will be equal to 90% of the net asset valuations of the Units, as of the last annual valuation pursuant to Paragraph 14.5, less any Distributions made to such Limited Partner and/or to which such Limited Partner is entitled but has yet to receive since such valuation date.

   22.4 Suspension. The Managing General Partner may suspend the repurchase of Units if: (i) it determines, in its sole discretion, that such repurchase impairs the capital or the operations of the Partnership; (ii) it determines, in its sole discretion, that an emergency makes such repurchase not reasonably practical; or (iii) any governmental or regulatory agency with jurisdiction over the Partnership so demands for the protection of the Limited Partners.

   22.5 Termination. The Managing General Partner may, in its sole discretion, terminate the repurchase of Units at any time. Any funds remaining in the Repurchase Account after such termination shall be distributed as Distributable Cash From Operations.

23. MISCELLANEOUS

   23.1 Counterparts. This Partnership Agreement may be executed in several counterparts and all so executed shall constitute one Partnership Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

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

    23.2 Binding Provisions. The terms and provisions of this Partnership Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective Partners.

   23.3 Severability. In the event any sentence or paragraph of this Partnership Agreement is declared by a court of competent jurisdiction to be void, such sentence or paragraph shall be deemed severed from the remainder of the Partnership Agreement and the balance of the Partnership Agreement shall remain in effect.

   23.4 Notice. All notices under this Partnership Agreement shall be in writing and shall be given to the Limited Partner entitled thereto, by personal service or by mail, posted to the address maintained by the Partnership for such person or at such other address as he may specify in writing.

   23.5 Headings. Paragraph titles or captions contained in this Partnership Agreement are inserted only as a matter of convenience and for reference. Such titles and captions in no way define, limit, extend or describe the scope of this Partnership Agreement nor the intent of any provision hereof.

   23.6 Meanings. Whenever required by the context hereof, the singular shall include the plural, and vice-versa; the masculine gender shall include the feminine and neuter genders, and vice-versa; and the word "person" shall include a corporation, partnership, firm or other form of association.

   23.7 List of General and Limited Partners. The names, business, residence or mailing addresses and capital contributions of the General and Limited Partners are set forth on Exhibit I attached hereto, which exhibit shall be maintained at the principal place of business of the partnership.

   23.8 Governing Law. Notwithstanding the place where this Partnership Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the internal laws, and not the laws pertaining to conflicts or choice of law, of the State of Delaware and that the Delaware Revised Uniform Limited Partnership Act as now adopted and as hereafter amended shall govern the partnership aspects of this Partnership Agreement.

   23.9 Other Jurisdictions. In the event the business of the Partnership is carried on or conducted in states in addition to the State of Delaware, then the parties agree that this Partnership shall be qualified under the laws of each state in which business is actually conducted by the Partnership, and they severally agree to execute such other and further documents as may be required or requested in order that the Managing General Partner legally may qualify this Partnership in such states. The power of attorney granted to the Managing General Partner by each Limited Partner in Paragraph 20 shall constitute the authority of the Managing General Partner to perform the ministerial duty of qualifying this Partnership under the laws of any state in which it is necessary to file documents or instruments of qualification. A Partnership office or principal place of business in any state may be designated from time to time by the Managing General Partner.

GENERAL PARTNERS:
MANAGING GENERAL PARTNER:
FREEMAN DIVERSIFIED PROPERTIES, INC.

By:  /s/ Frank M. Garrison
     ----------------------------------
     Frank M. Garrison, President

INDIVIDUAL GENERAL PARTNER:                ORIGINAL LIMITED PARTNER:

     /s/ James T. Gunn                          /s/ Susan L. Freeman
-------------------------------            ----------------------------
     James T. Gunn                              Susan L. Freeman

                                   EXHIBIT I
                          FREEMAN GROWTH PLUS, L.P.
                               GENERAL PARTNERS

                                               CAPITAL
NAME AND ADDRESS                             CONTRIBUTION
----------------------------------------  ----------------
Freeman Diversified Properties, Inc.  ...        $ 967
2517 Lebanon Road
Nashville, Tennessee 37214

James T. Gunn ...........................        $  33
2517 Lebanon Road
Nashville, Tennessee 37214


                               LIMITED PARTNER

                                                 CAPITAL
NAME AND ADDRESS                               CONTRIBUTION
--------------------------                    --------------
Susan L. Freeman ...........................     $ 5,000
2517 Lebanon Road
Nashville, Tennessee 37214


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